EXHIBIT 4.1

               AMENDED AND RESTATED CREDIT AGREEMENT

                           dated as of

                          October 6, 1994

                               among

                       MacDERMID, INCORPORATED



                      the Banks signatory hereto

                                and

                     THE CHASE MANHATTAN BANK, N.A.

                              as Agent



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                       Table of Contents

ARTICLE 1.  DEFINITIONS; ACCOUNTING TERMS
     Section 1.01.  Definitions                                  1
     Section 1.02.  Accounting Terms                            12

ARTICLE 2.  THE CREDIT
     Section 2.01.  The Revolving Loans                         13
     Section 2.02.  The Term Loans                              13
     Section 2.03.  The Notes                                   13
     Section 2.04   Letters of Credit                           14
     Section 2.05.  Purpose                                     18
     Section 2.06.  Borrowing Procedures                        18
     Section 2.07.  Payments and Conversions                    18
     Section 2.08.  Interest Periods: Renewals                  19
     Section 2.09.  Changes of Commitments                      19
     Section 2.10.  Certain Notices                             19
     Section 2.11.  Minimum Amounts                             20
     Section 2.12.  Interest                                    20
     Section 2.13.  Fees                                        21
     Section 2.14.  Payments Generally                          21

ARTICLE 3.  YIELD PROTECTION; ILLEGALITY; ETC.
     Section 3.01.  Additional Costs                            22
     Section 3.02.  Limitation of Types of Loans                24
     Section 3.03.  Illegality                                  24
     Section 3.04.  Certain Conversions pursuant to Sections
                      3.01 and 3.03                             25
     Section 3.05.  Certain Compensation                        26
     Section 3.06.  Indemnification for Taxes                   26

ARTICLE 4.  CONDITIONS PRECEDENT
     Section 4.01.  Documentary Conditions Precedent            28
     Section 4.02.  Additional Conditions Precedent             28
     Section 4.03.  Deemed Representations                      29
     Section 4.04.  First Borrowing by Each Eligible
                      Subsidiary                                30
     Section 4.05.  Representations of Eligible Subsidiaries    30

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES
     Section 5.01.  Incorporation, Good Standing and Due
                      Qualification                             31
     Section 5.02.  Corporate Power and Authority; No Conflicts 32
     Section 5.03.  Legally Enforceable Agreements              32
     Section 5.04.  Litigation                                  32
     Section 5.05.  Financial Statements; SEC Filings           32
     Section 5.06.  Taxes                                       33
     Section 5.07.  ERISA                                       33


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     Section 5.08.  Subsidiaries and Ownership of Stock         33
     Section 5.09.  Credit Arrangements                         34
     Section 5.10.  No Default on Outstanding Judgments or
                      Orders                                    34
     Section 5.11.  Governmental Regulation                     34
     Section 5.12.  Environmental Matters                       34
     Section 5.13.  Margin Stock                                35
     Section 5.14.  Full Disclosure                             35

ARTICLE 6.  AFFIRMATIVE COVENANTS
     Section 6.01.  Reporting Requirements                      35
     Section 6.02.  Payment of Obligations                      38
     Section 6.03.  Maintenance of Property; Insurance          38
     Section 6.04.  Conduct of Business and Maintenance of
                      Existence                                 38
     Section 6.05.  Compliance with Laws                        39
     Section 6.06.  Inspection of Property, Books and Records   39
     Section 6.07.  Maintenance of Ownership of Subsidiaries    39

ARTICLE 7.  NEGATIVE COVENANTS
     Section 7.01.  Debt                                        40
     Section 7.02.  Restricted Payments                         40
     Section 7.03.  Investments                                 41
     Section 7.04.  Negative Pledge                             41
     Section 7.05.  Consolidations, Mergers and Sales of Assets 42
     Section 7.06.  Transactions with Affiliates                42

ARTICLE 8.  FINANCIAL COVENANTS
     Section 8.01.  EBIT to Interest Expense Ratio              43
     Section 8.02.  Minimum Consolidated Net Worth              43
     Section 8.03.  Maximum Total Debt to Net Worth Ratio       43

ARTICLE 9.  EVENTS OF DEFAULT
     Section 9.01.  Events of Default                           43
     Section 9.02.  Remedies                                    45

ARTICLE 10.  THE AGENT; RELATIONS AMONG BANKS AND BORROWER
     Section 10.01.  Appointment, Powers and Immunities of
                       Agent                                    46
     Section 10.02.  Reliance by Agent                          46
     Section 10.03.  Defaults                                   47
     Section 10.04.  Rights of Agent as a Bank                  47
     Section 10.05.  Indemnification of Agent                   47
     Section 10.06.  Documents                                  48
     Section 10.07.  Non-Reliance on Agent and Other Banks      48
     Section 10.08.  Failure of Agent to Act                    49
     Section 10.09.  Resignation of Agent                       49
     Section 10.10.  Amendments Concerning Agency Function      49
     Section 10.11.  Liability of Agent                         50




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
     Section 10.12.  Transfer of Agency Function                50
     Section 10.13.  Non-Receipt of Funds by the Agent          50
     Section 10.14.  Withholding Taxes                          50
     Section 10.15.  Several Obligations and Rights of Banks    51
     Section 10.16.  Pro Rata Treatment of Loans, Etc           51
     Section 10.17.  Sharing of Payments Among Banks            51

ARTICLE 11.  GUARANTY
     Section 11.01   The Guaranty                               52
     Section 11.02.  Guaranty Unconditional                     52
     Section 11.03.  Discharge Only Upon Payment in Full;
                       Reinstatement in Certain Circumstances   53
     Section 11.04.  Waiver by the Company                      53
     Section 11.05.  Subrogation                                53
     Section 11.06.  Stay of Acceleration                       53

ARTICLE 12.  MISCELLANEOUS
     Section 12.01.  Amendments and Waivers                     54
     Section 12.02.  Usury                                      54
     Section 12.03.  Expenses; Indemnification                  54
     Section 12.04.  Survival                                   55
     Section 12.05.  Assignments; Participations                55
     Section 12.06.  Notices                                    56
     Section 12.07.  Setoff                                     56
     Section 12.08.  Jurisdiction; Immunities                   57
     Section 12.09.  Judgment Currency                          57
     Section 12.10.  Confidentiality                            58
     Section 12.11.  Table of Contents: Headings                58
     Section 12.12.  Severability                               58
     Section 12.13.  Counterparts                               58
     Section 12.14.  Integration                                59
     Section 12.15.  Governing Law                              59




















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



                               EXHIBITS


     Exhibit A-1    Revolving Promissory Note
     Exhibit A-2    Term Promissory Note
     Exhibit B      Authorization Letter
     Exhibit C      Election to Participate
     Exhibit D      Election to Terminate
     Exhibit E      Opinion of Counsel for the Borrower
     Exhibit F      Opinion of Counsel for Each Eligible Subsidiary
     Exhibit G      Term Loan Amounts
     Exhibit H      Letters of Credit Documents




                          SCHEDULES


     Schedule I     Subsidiaries of the Borrower
     Schedule II    Credit Arrangements
     Schedule III   Litigation
     Schedule IV    Investments
     Schedule V     Environmental Disclosure

























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

     AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 6, 1994 among MacDERMID, INCORPORATED, a corporation organized under the laws of the State of Connecticut (the "Company"), each of the banks which is a signatory hereto (individually a "Bank" and collectively the "Banks") and THE CHASE MANHATTAN BANK, N.A., a national banking association organized under the laws of the United States of America, as agent for the Banks (in such capacity, together with its successors in such capacity, the "Agent").

     This Credit Agreement amends and restates that certain Credit Agreement dated as of June 22, 1994.

     The Company desires that the Banks extend credit as provided herein, and the Banks are prepared to extend such credit. Accordingly, the Company, the Banks and the Agent agree as follows:


ARTICLE 1.  DEFINITIONS; ACCOUNTING TERMS.

    Section 1.01.	DEFINITIONS  As used in this Agreement the
following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa);

     "Additional Costs" shall have the meaning set forth in Section
3.01(a).

     "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a "Controlling Person") or (ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agent" means The Chase Manhattan Bank, N.A.

     "Agreement" means this Credit Agreement, as amended or supplemented from time to time. References to Articles, Sections, Exhibits, Schedules and the like refer to the Articles, Sections, Exhibits, Schedules and the like of this Agreement unless otherwise indicated.

     "Alternative Currency" means Sterling, Deutschemarks, Lira,
Guilders or Francs or such other currency that the Banks may in their sole discretion make available to the Borrower from time to time.

     "Alternative Currency Equivalent" means with respect to an amount of Dollars on any date in relation to any specific Alternative
Currency, the amount of such Alternative Currency that may be purchased with such amount of Dollars at the Spot Exchange Rate with respect to Dollars on such date.

     "Alternative Currency Loan" means any Revolving Loan denominated in an Alternative Currency.

     "Authorization Letter" means the letter agreement executed by the Borrower in the form of Exhibit B.

     "Banking Day" means any day on which commercial banks are not authorized or required to close in New York City and whenever such day relates to a Eurocurrency Loan or notice with respect to any Eurocurrency Loan, a day on which dealings in Dollar deposits are also carried out in the London interbank market.

     "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

     "Borrower" means the Company or any Eligible Subsidiary, as the context may require, and their respective successors and assigns and "Borrowers" means all of the foregoing.

     "Borrowing" means a Loan or group of Loans of a single type as to which a single Interest Period is in effect.

     "Borrowing Request" means a request by a Borrower in accordance with Section 2.06.

     "Capital Expenditures" means for any period, the Dollar amount of gross expenditures (including obligations under Capital Leases made for fixed assets, real property, plant and equipment, and all renewals, improvements and replacement thereto (but not repairs thereof)) incurred during such period.

     "Capital Lease" means any lease which has been or should be capitalized on the books of the lessee in accordance with generally accepted accounting principles.

     "Closing Date" means the date this Agreement has been executed by the Company, the Banks and the Agent.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Commitment" means with respect to each Bank, the obligation of such Bank to make Revolving Loans under this Agreement in the aggregate principal amount following, as such amount may be reduced or otherwise modified from time to time pursuant to the terms hereof:




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
        1.  The Chase Manhattan Bank, N.A.:     $10,000,000
        2.  Bank of Boston Connecticut:         $ 5,000,000
        3.  Shawmut Bank, N.A.:                 $ 5,000,000
        4.  The Bank of New York:               $ 5,000,000

     "Common Stock" means common stock, no par value, of the Borrower.

     "Company" means MacDermid, Incorporated, a Connecticut corporation, and its successors and assigns.

     "Consolidated Capital Expenditures" means Capital Expenditures of the Company and its Consolidated Subsidiaries on a consolidated basis.

     "Consolidated EBIT" means, for any period (a) the sum of consolidated net income of the Company and its consolidated Subsidiaries for such period, plus (b) to the extent deducted in determining consolidated net income, the sum of (i) Consolidated Interest Expense and (ii) consolidated taxes of the Company and its Consolidated Subsidiaries for such period.

     "Consolidated EBITDA" means, for any period, the sum of (a) consolidated net income of the Company and its Consolidated Subsidiaries for such period, plus (b) to the extent deducted in determining such consolidated net income, the sum of (i) Consolidated Interest Expense, (ii) consolidated depreciation and amortization expense and (iii) consolidated taxes of the Company and its Consolidated Subsidiaries for such period.

     "Consolidated Interest Expense" means, for any period, the interest expense of the Company and its Consolidated Subsidiaries determined on a consolidated basis for such period.

     "Consolidated Net Worth" means at any date the consolidated stockholders' equity of the Company and its Consolidated Subsidiaries as of such date.

     "Consolidated Subsidiary" means any Subsidiary whose accounts are or are required to be consolidated with the accounts of the Company.

     "Consolidated Total Debt" means at any date the total Debt of the Company and its Consolidated Subsidiaries.

     "Credit Agreement" means that certain Amended and Restated Credit Agreement (as amended from time to time) dated as of October 6, 1994 among the Company, the Banks and the Agent.

     "Debt" means, with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money,





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(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (e) all obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker's acceptance or similar instrument, whether drawn or undrawn (provided however, if the Company provides standby letters of credit or bank guarantees in support of obligations of a Subsidiary, only the underlying obligation and not the contingent liability created by the letter of credit or bank guaranty shall be treated as Debt of the Borrower), (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and
(g) all Debt of others Guaranteed by such Person.

     "Default" means any event which constitutes an Event of Default or which with the giving of notice or lapse of time, or both, would become an Event of Default.

     "Default Rate" means, with respect to an amount of any Loan not paid when due, a rate per annum equal to: (a) if such Loan is a Variable Rate Loan, a variable rate 2% above the rate of interest thereon; (b) if such Loan is a Eurocurrency Loan, a fixed rate 2% above the rate of interest in effect thereon (including any Interest Margin).

     "Denomination Date" means (a) in relation to any Borrowing in an Alternative Currency, the date that is three Banking Days prior to the date such Borrowing is made and in the case of a renewal of, or conversion to, such a Loan, the date that is three Banking Days prior to the date of such renewal or conversion, and (b) in relation to any Letter of Credit payable in an Alternative Currency the date such Letter of Credit is issued or, in the case of Letters of Credit to fund insurance payments, renewed, as applicable.

     "Deutschemarks" and the sign "DM" means lawful money of Germany.

     "Dollars" and the sign "$" mean lawful money of the United States of America.

     "Dollar Equivalent" means, with respect to an amount of any Alternative Currency on any date, the amount of Dollars that may be purchased with such amount of such Alternative Currency at the Spot Exchange Rate with respect to such Alternative Currency on such date.

     "Election to Participate" means an Election to Participate substantially in the form of Exhibit C hereto.





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
     "Election to Terminate" means an Election to Terminate substantially in the form of Exhibit D hereto.

     "Eligible Subsidiary" means any Wholly-Owned Consolidated Subsidiary of the Company as to which an Election to Participate shall have been delivered to the Agent and as to which an Election to Terminate shall not have been delivered to the Agent. Each such Election to Participate and Election to Terminate shall be duly executed on behalf of such Wholly-Owned Consolidated Subsidiary and the Company in such number of copies as the Agent may request. The delivery of an Election to Terminate shall not affect any obligation of an Eligible Subsidiary theretofore incurred. The Agent shall promptly give notice to the Banks of the receipt of any Election to Participate or Election to Terminate.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, conversions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean up or other remediation thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute including any rules and regulations promulgated thereunder.

     "ERISA Group" means the Company, any Subsidiary and all members of a controlled group of corporations and all trades or businesses
(whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under
Section 414(c) of the Code.

     "Eurocurrency Loan" means any Loan when and to the extent the interest rate therefor is determined on the basis of the definition "Fixed Base Rate."

     "Event of Default" has the meaning given such term in Section
9.01.

     "Facility Documents" means this Agreement, the Notes and any documents relating to Letters of Credit.

     "Federal Funds Rate" means, for any day, the rate per annum
(expressed on a 365/366 day basis of calculation, if the rate on Variable Rate Loans is so calculated) equal to the weighted average of

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
the rates on overnight federal funds transactions as published by the Federal Reserve Bank of New York for such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day).

     "Fixed Base Rate" means with respect to any Interest Period for a Eurocurrency Loan, the rate per annum (rounded upwards if necessary to the nearest 1/16 of 1%) quoted at approximately 11:00 a.m. London time by the principal London branch of the Agent two Banking Days prior to the first day of such Interest Period for the offering to leading banks in the London interbank market of Dollar deposits or deposits in an Alternative Currency, as the case may be, in immediately available funds, for a period, and in an amount, comparable to the Interest Period and principal amount of the Eurocurrency Loan which shall be made by the Banks and outstanding during such Interest Period.

     "Fixed Rate" means, for any Eurocurrency Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to the quotient of (i) the Fixed Base Rate for such Loan for such Interest Period, divided by (ii) one minus the Reserve Requirement for such Loan for such Interest Period.

     "Francs" and the sign "FF" means lawful money of France.

     "Funding Date" means the date of the earlier to occur of (a) the initial Borrowing Request and (b) extension of the principal amount of the Term Loan being advanced to the Company.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guarantors" means MacDermid Overseas Asia Limited and MacDermid
Europe, Inc.

     "Guaranty" means the Guaranty of the Guarantors in favor of the Agent for the benefit of the Banks.




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
     "Guilders" means the lawful money of the Netherlands.

     "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydro-carbons, or any substance having any constituent elements displaying any of the foregoing characteristics and any other element, compound, mixture, solution or substance which may pose a present or potential hazard to human health or the environment.

     "Interest Margin" means (a) if the ratio of Debt of the Company and its Consolidated Subsidiaries on a consolidated basis to Consolidated EBITDA minus Consolidated Capital Expenditures is equal to or greater than 3.00 to 1.00, a rate of 125 basis points over the Fixed Rate for Eurocurrency Loans; (b) if the Company's ratio of Debt to Consolidated EBITDA minus Consolidated Capital Expenditures is less than 3.00 to 1.00 but greater than 1.75 to 1.00 a rate of 100 basis points over the Fixed Rate for Eurocurrency Loans; and (c) if the Company's ratio of Debt to Consolidated EBITDA minus Consolidated Capital Expenditures is equal to or less than 1.75 to 1.00, at a rate of 75 basis points over the Fixed Rate for Eurocurrency Loans. The above ratio will be tested at the end of each calendar quarter for the twelve month period then ended and will be in effect with respect to any Borrowing, conversion or renewal made subsequent to the receipt by the Agent of the certificate described in Section 6.01(c) hereof.

     "Interest Period" means, with respect to any Eurocurrency Loan, the period commencing on the date such Loan is made, converted from another type of Loan or renewed, as the case may be, and ending, as the applicable Borrower may select pursuant to Section 2.08, on the numerically corresponding day in the first, second, third, or sixth calendar month thereafter, provided that each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month.

     "Investments" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.

     "Lending Office" means, for each Bank and for each type of Loan, the lending office of such Bank (or of an affiliate of such Bank) designated as such for such type of Loan on its signature page hereof or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Agent and the Borrower as the office by which its Loans of such type are to be made and maintained.





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
     "Letter(s) of Credit" means any standby Letter of Credit issued by the Agent for the account of a Borrower pursuant to Section 2.04 for the purpose of supporting performance, payment deposit, or surety obligations of such Borrower, in any case if required by law or governmental rule or regulation or if in accordance with the custom or practice in the industry of such Borrower.

     "Letters of Credit Usage" means with respect to the Borrowers, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available (including any amounts drawn but not yet honored) under all Letters of Credit then outstanding and (ii) the aggregate amount of all drawings under Letters of Credit honored by the Agent and not theretofore reimbursed by a Borrower. Letters of Credit Usage of each Bank shall be determined as if the Banks had bought the participations referred to in Section 2.04(a) with respect to all then outstanding Letters of Credit. In determining Letters of Credit Usage, any Letters of Credit denominated in an Alternative Currency, shall be converted to the Dollar Equivalent (as of the Denomination Date for such Letter of Credit).

     "Lien" means with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

     "Lira" means lawful money of Italy.

     "Loan" or "Loans" means the Revolving Loans and the Term Loans made by a Bank pursuant to Section 2.01 or Section 2.02.

     "Material Debt" means Debt (other than the Notes) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $1,000,000.

     "Material Plan" means at any time a Plan or Plans having an aggregate amount of Unfunded Liabilities in excess of $500,000.

     "Maturity Date" means June 30, 2000; provided that if such date is not a Banking Day, the Maturity Date shall be the next succeeding
Banking Day.

     "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001 (a)(3) of ERISA to which any


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member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

     "Note" or "Notes" means a promissory note of a Borrower in the form of Exhibit A-1 or Exhibit A-2 hereto evidencing the Loans made by a Bank hereunder.

     "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Permitted Liens" means liens:

     (i) in the case of real properties, easements, restrictions, exceptions, reservations or defects which, in the aggregate, do not interfere materially with the continued use of such properties for the purposes for which they are used and do not affect materially the value thereof;

     (ii) liens, if contested in good faith by appropriate proceedings and appropriate reserves are maintained with respect thereto;

     (iii) pledges or deposits to secure obligations under workmen's compensation laws or similar legislation or to secure performance in connection with bids, tenders and contracts (other than contracts for the payment of borrowed money) to which the Borrower or any of its Subsidiaries is a party;

     (iv) deposits to secure public or statutory obligations of the Borrower and any of its Subsidiaries;

     (v) materialmen's mechanics', carriers', workmen's or other like liens arising in the ordinary course of business, or deposits of cash or United States obligations to obtain the release of such liens;

     (vi) deposits to secure surety or appeal bonds in proceedings to which the Borrower or any of its Subsidiaries is a party;

     (vii) existing leases by the Company or its Subsidiaries of real and personal property; and

     (viii) liens for taxes not yet due and payable.

     "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.





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
     "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

     "Prime Rate" means that rate of interest from time to time announced by the Agent at its principal office as its prime commercial lending rate.

     "Principal Office" means the principal office of the Agent, presently located at One Chase Manhattan Plaza, New York, New York 10081.

     "Prohibited Transaction" means any transaction set forth in
Section 406 of ERISA or Section 4975 of the Code.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

     "Regulatory Change" means, with respect to any Bank, any change after the date of this Agreement in United States federal, state, municipal or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including such Bank of or under any United States federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA as to which events the PBGC by regulation has not waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code or
Section 302 of ERISA shall be a Reportable Event regardless of any waivers given under Section 412(d) of the Code.

     "Required Banks" means, at any time while no Revolving Loans are outstanding, Banks having at least 51% of the aggregate amount of the Commitments and Term Loans outstanding and, at any time while Revolving

Loans are outstanding, Banks holding at least 51% of the aggregate principal amount of the Loans.

     "Reserve Requirement" means, for any Eurocurrency Loan for any Interest Period therefor, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against, in the case of Eurocurrency Loans, "Eurocurrency liabilities" (as such term is used in Regulation
D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against any category of extensions of credit or other assets which include Variable Rate Loans.

     "Restricted Payment" means (i) any dividend or other distribution on any shares of the Borrower's capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower's capital stock or (b) any option, warrant or other right to acquire shares of the Borrower's capital stock.

     "Revolving Loans" means revolving Loans made by the Banks pursuant to Section 2.01 hereof.

     "Senior Debt" means Debt which has been or is incurred by the Borrower which is senior in right of payment pursuant to its terms to the Debt under this Agreement.

     "Spot Exchange Rate" means, on any day, (a) with respect to any Alternative Currency, the spot rate at which Dollars are offered on such day by the Agent in London for such Alternative Currency at approximately 11:00 a.m. (London time), and (b) with respect to Dollars in relation to any specified Alternative Currency, the spot rate at which such specified Alternative Currency is offered on such day by the Agent in London for Dollars at approximately 11:00 a.m. (London time). For purposes of determining the Spot Exchange Rate in connection with an Alternative Currency Borrowing, such Spot Exchange Rate shall be determined as of the Denomination Date for such Borrowing with respect to transactions in the applicable Alternative Currency that will settle on the date of such Borrowing.

     "Sterling" or "[British Pound sign]" means lawful money of the United Kingdom.

     "Subsidiary" means, as to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person.

     "Termination Date" means June 30, 1997; provided that if such date is not a Banking Day, the Termination Date shall be the next succeeding Banking Day (or, if such next succeeding Banking Day falls in the next calendar month, the next preceding Banking Day).

     "Term Loans" means the Term Loans made by the Banks pursuant to
Section 2.02 hereof.

     "Unfunded Liabilities" means with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), but only to the extent that such excess represents a potential liability of any member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

     "Variable Rate" means, for any day, the higher of (a) the Federal Funds Rate for such day plus 1/4 of 1% or (b) the Prime Rate for such day.

     "Variable Rate Loan" means any Loan when and to the extent the interest rate for such Loan is determined in relation to the Variable Rate.

     "Wholly-Owned Consolidated Subsidiary" means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Company.

    Section 1.02. ACCOUNTING TERMS. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company's independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Company notifies the Agent that the Company wishes to amend any covenant in Article 8 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Company that the Required Banks wish to amend Article 8 for such purpose), then the Company's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.


                    ARTICLE 2.  THE CREDIT

    Section 2.01. THE REVOLVING LOANS. (a) Subject to the terms and conditions of this Agreement, each of the Banks severally and not jointly agrees to make Revolving Loans to the Company and its Eligible Subsidiaries (as specified in the Borrowing Request with respect thereto) from time to time from and including the date hereof to and including the Banking Day next preceding the Termination Date, in an aggregate principal amount up to but not exceeding at any one time outstanding, the amount of its Commitment; provided, that the aggregate amount of Revolving Loans outstanding plus the Letters of Credit Usage shall not at any time exceed in the aggregate Commitments of the Banks. Each Borrowing under this Section shall be made by the Banks ratably in accordance with their Commitments. The Revolving Loans may be outstanding as Variable Rate Loans or Eurocurrency Loans (each a "type" of Loan). Eurocurrency Loans may be denominated in Dollars or in one or more Alternative Currencies and all Variable Rate Loans shall be denominated only in Dollars. Subject to the terms hereof, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans hereunder prior to the Termination Date. Each type of Loan of each Bank shall be made and maintained at such Bank's Lending Office for such type of Loans.

    (b) Any Revolving Loans may be made in the Alternative Currency specified in the applicable Borrowing Request given pursuant to Section
2.06 in an amount equal to the Alternative Currency Equivalent of the Dollar amount specified in such Borrowing Request, as determined by the Agent as of the Denomination Date for such Borrowing (which determination shall be conclusive absent manifest error). For purposes of determining the amount outstanding under any Bank's Commitment, each Alternative Currency Loan shall be the Dollar Equivalent for such Loan as of the Denomination Date.

    Section 2.02. THE TERM LOANS. Subject to the terms and conditions of this Agreement, each of the Banks, severally and not jointly, agrees to make a Term Loan to the Company in an amount equal to that set forth opposite its name on Exhibit G hereto. The Term Loans may be outstanding as Variable Rate Loans or Eurocurrency Loans. All Term Loans shall be denominated in Dollars.

    Section 2.03. THE NOTES. (a) The Revolving Loans of each Bank shall be evidenced by promissory notes in favor of such Bank in the form of Exhibit A-1, dated the date of this Agreement, duly completed and executed by the applicable Borrower. Each Bank shall, and is hereby authorized by each of the Borrowers to, endorse on the schedule attached to each Note held by such Bank, or otherwise record in such Bank's internal records, an appropriate notation evidencing the date, amount and currency of each Revolving Loan evidenced by such Note, and each payment or prepayment of principal; provided that the failure of any Bank to make such notation or any error therein shall not affect the obligations of the applicable Borrower to repay the Revolving Loans made by such Bank.

    (b) The Term Loans of each Bank shall be evidenced by promissory notes in favor of such Bank in the form of Exhibit A-2, dated the date of this Agreement duly completed and executed by the Borrower.

    Section 2.04. LETTERS OF CREDIT. (a) Subject to the terms and conditions of this Agreement, in addition to requesting that the Banks make the Loans, any Borrower may request, in accordance with the provisions of this Section 2.04(a), that the Agent issue Letters of Credit for the account of such Borrower; provided that (i) no Borrower shall request that the Agent issue any Letter of Credit if, after giving effect thereto, the aggregate outstanding Revolving Loans to the Borrowers plus the aggregate amount of Letters of Credit Usage would exceed the Commitments, (ii) in no event shall the Agent issue (x) any Letter of Credit having an expiration date later than the tenth
Banking Day prior to the Termination Date, or (y) any Letter of Credit having an expiration date more than one year after its date of issuance, except those used to fund payment of insurance premiums which, by their terms, are renewed automatically, and (iii) no Borrower shall request that the Agent issue any Letter of Credit if, after giving effect to such issuance, the aggregate Letter of Credit Usage would exceed $10,000,000. The issuance of any Letter of Credit in accordance with the provisions of this Section 2.04 shall require the satisfaction of each condition set forth in Article 4. All Letters of Credit may be denominated in Dollars or in an Alternative Currency.

     Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby agrees to, have irrevocably agreed to participate with the Agent in such Letter of Credit and any drawing thereunder in an amount equal to such Bank's PRO RATA participation, based upon its proportionate share of the total Commitments, of the maximum amount which is or at any time may become available to be drawn thereunder.

     Each Letter of Credit may provide that the Agent with the written consent of the Required Banks may (but shall not be required to) pay all or any part of the maximum amount which may at any time be available for drawing thereunder to the beneficiary thereof upon the occurrence of an Event of Default and the acceleration of the maturity of the Loans. If payment is not due to the beneficiary of an outstanding Letter of Credit, upon the occurrence of an Event of Default, the applicable Borrower shall deposit funds in an account or fund a cash collateral account with the Agent to secure payment to the beneficiary under such Letter of Credit. Any funds so deposited or standing to the credit of such account shall be paid to the beneficiary of such Letter of Credit if conditions to such payment are satisfied or returned to the Agent for distribution to the Banks (or, if all Loans shall have been paid in full in cash in the applicable currency, to the applicable Borrower) if no payment to the beneficiary has been made and the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by the Agent as provided in this paragraph shall be treated for all purposes of this Agreement as a drawing duly honored by the Agent under the related Letter of Credit.

     (b) Whenever a Borrower desires the issuance of a Letter of Credit, it shall deliver to the Agent at the Principal Office a written notice no later than 1:00 p.m. (New York City time) at least ten Banking Days prior to the proposed date of issuance. Such notice shall consist of the form of application and agreement for letters of credit customarily used by the Agent, a copy is attached as Exhibit H, as such document may be amended from time to time with the consent of the Required Banks. Promptly after receipt of a notice of issuance of a Letter of Credit, the Agent shall notify each Bank of the proposed issuance and the amount of each such other Bank's respective participation therein, determined in accordance with Section 2.04(a).

     (c) In the event of any request for drawing under any Letter of Credit by the beneficiary thereof, the Agent shall give telephonic notice (promptly confirmed in writing) to the applicable Borrower (x) confirming receipt of such request and (y) of the date on or before which the Agent intends to honor such drawing, and the applicable Borrower shall reimburse the Agent on the day on which such drawing is honored in compliance with the terms thereof in an amount in Dollars in same day funds equal to the amount of such drawing if such drawing is in Dollars and if the drawing is in an Alternative Currency the Dollar Equivalent of the amount required to be paid in the Alternative Currency pursuant to the terms of the Letter of Credit (the "Contract Amount"); provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless the applicable Borrower shall have notified the Agent prior to 11:00 a.m. (New York City time) on the first Banking Day after such drawing that the applicable Borrower intends to reimburse the Agent for the amount of such drawing with funds other than the proceeds of Variable Rate Loans, such Borrower shall be deemed to have timely given a notice of borrowing pursuant to
Section 2.06 requesting the Banks to make Variable Rate Loans on the date on which such drawing is honored in an amount equal to the amount of such drawing or the Contract Amount for any such drawing not denominated in Dollars, and (ii) subsequent to satisfaction or waiver of the conditions specified in Article 4, the Banks shall make Variable Rate Loans on the date of such drawing, the proceeds of which shall be applied directly to reimburse the Agent for the amount of such drawing; and provided, further, that if for any reason, proceeds of Variable Rate Loans are not received by the Agent on such date in an amount equal to the amount of such drawing, the applicable Borrower shall reimburse the Agent on the Banking Day immediately following the date of such drawing, in an amount in same day funds equal to the excess of the amount of such drawing over the amount of such Variable Rate Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 2.04(e)(1)(i).

     (d) In the event a Borrower shall fail to reimburse the Agent as provided in Section 2.04(c) in an amount equal to the amount of any drawing honored in compliance with the terms thereof by the Agent under a Letter of Credit issued by it and for any reason Variable Rate Loans are not advanced to the applicable Borrower as contemplated by Section 2.04(c), the Agent shall promptly notify each Bank of the unreimbursed amount of such drawing and of such Bank's PRO RATA participation therein. Each Bank shall make available to the Agent an amount equal to its PRO RATA participation in same day funds, at the office of the Agent specified in such notice, immediately upon demand of the Agent. In the event that any Bank fails to make available to the Agent the amount of such Bank's participation in such Letter of Credit as provided in this Section 2.04(c), the Agent shall be entitled to recover such amount on demand from such Bank together with interest at the customary rate set by the Agent for the correction of errors among banks for three Banking Days and thereafter at the Variable Rate. The Agent shall distribute to each Bank which has paid all amounts payable by it under this Section 2.04(d) with respect to any Letter of Credit issued by the Agent such Bank's PRO RATA share of all payments received by the Agent from the Borrower in reimbursement of drawings honored by the Agent under such Letter of Credit when such payments are received.

     (e)(1) Each Borrower agrees to pay the following amount to the Agent with respect to Letters of Credit issued by it for the account of such Borrower:

          (i) with respect to drawings made under any Letter of Credit, interest, payable on demand, on the amount paid by the Agent in respect of each such drawing made in compliance with the terms thereof from the date of the drawing through the date such amount is reimbursed by a Borrower (including, if any, any such reimbursement out of the proceeds of Variable Rate Loans pursuant to Section 2.04(c)) at a rate per annum equal to the Variable Rate; provided that, if a Default or Event of Default shall exist and such Borrower is not, by reason thereof, eligible to borrow

     Variable Rate Loans, then interest shall accrue at the Default
     Rate.

          (ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges agreed between the Borrower and the Agent as of the date of such issuance, amendment or transfer.

     Each Borrower agrees to pay the Agent for distribution to each Bank in respect of all Letters of Credit outstanding issued for its account such Bank's PRO RATA share of a commission equal to 1% per annum of the maximum amount available from time to time to be drawn under such outstanding Letter of Credit, payable quarterly in arrears commencing on the last day of the then current fiscal quarter of the Company and at the end of each succeeding fiscal quarter. Such amounts received by the Agent for the account of the Banks shall be promptly paid to the Banks in accordance with their PRO RATA participation. If any Letter of Credit is fully drawn upon or otherwise terminated each Bank agrees to refund to the applicable Borrower its share of any letter of credit fees paid in advance by such Borrower hereunder for the amount so drawn or terminated on any such Letter of Credit and with respect to any period (determined on a PRO RATA basis for actual days elapsed) from and after the date on which such Letter of Credit is so drawn upon or otherwise terminated. Any refund owing by a Bank to a Borrower pursuant to the preceding sentence may be effected by a reduction in the amount of any letter of credit fees next payable by such Borrower to such Bank, provided, that in the event that no further letter of credit fees shall become payable hereunder against which such refund can be credited, then such Bank shall promptly pay to such Borrower directly the amount of such refund.

     (f) The obligations of each Borrower to reimburse the Agent for drawings made under the Letters of Credit issued by it for such Borrower and the obligations of the Banks under Section 2.04(d) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances and irrespective of any setoff, counterclaim or defense to payment which a Borrower may have or have had against the Agent including, without limitation, any defense based upon the failure of any drawing under any Letter of Credit to comply strictly with the terms and conditions of such Letter of Credit; PROVIDED, HOWEVER, that neither a Borrower nor the Banks shall be obligated to reimburse the Agent for any wrongful payment made by the Agent under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Agent.

     (g) The face amount of each Letter of Credit shall not be less than an amount agreed upon between the Agent and the Borrowers from time to time.

     (h) In the event of any conflict between the terms of any application and agreement for a letter of credit hereunder and the terms of this Agreement, the terms of this Agreement shall control.

     Section 2.05. PURPOSE. The Company shall use the proceeds of the Term Loan and the Revolving Loans for the purchase of Common Stock of the Company, the repayment of the amounts outstanding under that certain Credit Agreement, dated as of January 31, 1992 between the Company and The Chase Manhattan Bank, N.A., working capital, future capital expenditures and for general corporate purposes of the Borrowers. Such proceeds shall not be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" in violation of Regulation U.

     Section 2.06. BORROWING PROCEDURES. The applicable Borrower shall give the Agent notice (a "Borrowing Request") of each Borrowing to be made under Section 2.01 as provided in Section 2.10. Not later than 2:00 p.m. New York City time on the date of such Borrowing, each Bank shall, through its Lending Office and subject to the conditions of this Agreement, make the amount of the Loan to be made by it on such day in the currency in which such Loan is to be made available to the Agent, at the principal office for the account of the Lending Office designated by the Agent and in immediately available funds for the account of the applicable Borrower. The amount so received by the Agent shall, subject to the conditions of this Agreement, be made available to the applicable Borrower, in immediately available funds, by the Agent crediting an account of such Borrower designated by such Borrower and maintained with the Agent at the Principal Office.

     Section 2.07. PAYMENTS AND CONVERSIONS. (a) Subject to the terms of this Agreement the Borrowers shall have the right to make prepayments of principal, or to convert one type of Loan into another type of Loan, at any time or from time to time; PROVIDED that: (i) the applicable Borrower shall give the Agent notice of each such prepayment or conversion as provided in Section 2.10; and (ii) Eurocurrency Loans may be prepaid or converted only on the last day of an Interest Period for such Loans. Each prepayment of the Term Loans shall be applied to installments of the Term Loans PRO RATA in accordance with the respective amounts thereof.

     (b) If at any time the amount of the Revolving Loans outstanding hereunder plus the Letters of Credit Usage exceeds the Commitments, the Borrower shall immediately repay the Revolving Loans in an amount equal to such excess. For the purposes of this clause (b) the amount outstanding under any Alternative Currency Loan at any time shall be the Dollar Equivalent thereof as of the Denomination Date.

     (c) The Term Loans shall be repaid in twenty-four equal payments, each in a principal amount equal to one/twenty-fourth of the original amount outstanding thereunder, due on the last day of each March, June,

September and December, commencing on September 30, 1994, with a final payment of all outstanding principal and accrued interest to be made on the Maturity Date.

     Section 2.08. INTEREST PERIODS: RENEWALS. (a) In the case of each Eurocurrency Loan, the applicable Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.01, subject to the following limitations:
(i) no Interest Period may extend beyond the Termination Date in the case of Revolving Loans, or Maturity Date in the case of Term Loans;
(ii) notwithstanding clause (i) above, no Interest Period shall have a duration less than one month, and if any such proposed Interest Period would otherwise be for a shorter period, such Interest Period shall not be available; (iii) if an Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next Banking Day, unless such Banking Day would fall in the next calendar month in which event such Interest Period shall end on the immediately preceding Banking Day; and (iv) only seven Interest Periods of each Bank may be outstanding at any one time.

     (b) Upon notice to the Agent as provided in Section 2.10 and provided no Default or Event of Default has occurred and is continuing, a Borrower may renew any Eurocurrency Loan on the last day of the Interest Period therefor as the same type of Loan with an Interest Period of the same or different duration in accordance with the limitations provided above or may convert such Loan to a Variable Rate Loan. If the Borrower shall fail to give notice to the Agent of such a renewal or by the terms of this Agreement not be permitted to renew,
(a) in the case of a Eurocurrency Loan denominated in Dollars such Eurocurrency Loan shall automatically become a Variable Rate Loan on the last day of the current Interest Period and (b) in the case of a Eurocurrency Loan denominated in an Alternative Currency, such Eurocurrency Loan shall automatically become a Eurocurrency Loan denominated in the same Alternative Currency having an Interest Period of one month.

     Section 2.09. CHANGES OF COMMITMENTS. The Company shall have the right to reduce or terminate the amount of unused Commitments at any time or from time to time, provided that: (a) the Company shall give notice of each such reduction or termination to the Agent as provided in Section 2.10; and (b) each partial reduction shall be in an aggregate amount at least equal to $1,000,000; provided that if any such reduction would cause the aggregate Commitments to be reduced below the amount of $500,000, the Banks shall have the right to either reduce the Commitments to such amount or to terminate the Commitments in whole. The Commitments once reduced or terminated may not be reinstated.

    Section 2.10. CERTAIN NOTICES. Borrowing Requests issued by a Borrower to the Agent with respect to each Borrowing pursuant to
Section 2.06, and each notice of prepayment or conversion pursuant to

Section 2.07, and each notice of renewal pursuant to Section 2.08(b), and each notice of reduction or termination of the Commitments pursuant to Section 2.09 shall be irrevocable and shall be effective only if received by the Agent not later than 11:00 a.m. New York City time, and
(a) in the case of Borrowings and prepayments of, conversions into and renewals of (i) Variable Rate Loans, given on the day of such Borrowing; or (ii) Eurocurrency Loans, given three Banking Days prior thereto; (b) in the case of reductions or termination of the Commitments, given three Banking Days prior thereto. Each such notice shall specify the Loans to be borrowed, prepaid, converted or renewed and the currency and the amount (subject to Section 2.11) and type of the Loans to be borrowed, or converted, or prepaid or renewed (and, in the case of a conversion, the type of Loans to result from such conversion and, in the case of a Eurocurrency Loan, the Interest Period therefor) and the date of the Borrowing or prepayment, or conversion or renewal (which shall be a Banking Day). Each such notice of reduction or termination shall specify the amount of the Commitments to be reduced or terminated. The Agent shall promptly notify the Banks of the contents of each such notice.

    Section 2.11. MINIMUM AMOUNTS. Except for Borrowings which exhaust the full remaining amount of the Commitments, prepayments or conversions which result in the prepayment or conversion of all Loans of a particular type or conversions made pursuant to Section 3.04, each Borrowing, prepayment, conversion and renewal of principal of Revolving Credit Loans of a particular type shall be, (a) in the case of a Variable Rate Loan in an amount at least equal to $100,000 in the aggregate for all Banks, and (b) in the case of Eurocurrency Loans in an amount equal to the Dollar Equivalent of $1,000,000 or any larger integral multiple of $100,000. (Borrowings, prepayments, conversions or renewals of or into Loans of different types or, in the case of Eurocurrency Loans, having different Interest Periods at the same time hereunder shall be deemed separate Borrowings, prepayments, conversions and renewals for the purposes of the foregoing minimum amounts, one for each type of Interest Period).

     Section 2.12. INTEREST. (a) Interest shall accrue on the outstanding and unpaid principal amount of each Loan for the period from and including the date of such Loan to but excluding the date such Loan is due, at the following rates per annum: (i) for a Variable Rate Loan, at a variable rate per annum equal to the Variable Rate; and (ii) for a Eurocurrency Loan, at a fixed rate equal to the Fixed Rate plus the applicable Interest Margin. If any principal amount shall not be paid when due (at stated maturity, by acceleration or otherwise), interest shall accrue on such amount from and including such due date to but excluding the date such amount is paid in full at the Default Rate.

     (b) The interest rate on each Variable Rate Loan shall change when the Variable Rate changes. Interest on the Loans shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall notify the Borrower and the Banks.

     (c) Accrued interest shall be due and payable in arrears upon any payment of principal or conversion and (i) for each Variable Rate Loan, on the last day of each month, commencing the first such date after such Loan and (ii) for each Eurocurrency Loan, in arrears on the last day of the applicable Interest Period (unless a six month interest period is chosen in which case interest will be payable in arrears ninety days from the date of the Loan and on the last day of the Interest Period); provided that interest accruing at the Default Rate shall be due and payable from time to time on demand of the Agent.

     Section 2.13. FEES. (a) The Company shall pay to the Agent for the account of each Bank a commitment fee on the daily average unused Commitment of such Bank for the period from and including the Closing Date to the date the Commitments are terminated at a rate per annum equal to 3/8%, calculated on the basis of a year of 360 days for the actual number of days elapsed; PROVIDED that at such time as the Company's ratio of Debt to Consolidated EBITDA minus Consolidated Capital Expenditures (tested at the end of each calendar quarter for the twelve month period then ended) is equal to or less than 1.75 to 1.00, the commitment fee shall be reduced to a rate per annum equal to
<%.  The accrued commitment fee shall be due and payable in arrears upon any reduction or termination of the Commitments, on the last day of each March, June, September and December, commencing on September 30, 1994 and on the Termination Date.

     (b) The Company shall pay to the Agent as compensation for its services hereunder an agency fee and an arrangement fee as set forth in that certain letter dated June 22, 1994 between the Agent and the Company.

     Section 2.14. PAYMENTS GENERALLY. All payments under this Agreement or the Notes shall be made in immediately available funds.
In the case of Loans denominated in Dollars payment shall be made in Dollars not later than 1:00 p.m. New York City time on the relevant dates specified above at the Principal Office for the account of the applicable Lending Office of each Bank. In the case of Loans denominated in an Alternative Currency payment shall be made in such Alternative Currency on the relevant payment date not later than 1:00 p.m. at the principal office for the account of the Lending Office designated by the Agent for the account of the applicable Lending Office of each Bank. Each such payment made after such time on such due date is to be deemed to have been made on the next succeeding Banking Day. The Agent, or any Bank for whose account any such payment is to be made, may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower with the Agent or such Bank, as the case may be, and any Bank so doing shall promptly notify the Agent and the Company. Each Borrower shall, at the time of making each payment under this Agreement or any Notes, specify to the Agent the principal or other amount payable by such Borrower under this Agreement or the Notes to which such payment is to be applied (and in the event that it fails to so specify, or if a Default or Event of Default has occurred and is continuing, the Agent may apply such payment as it may elect in its sole discretion (subject to Section 10.16)). If the due date of any payment under this Agreement or any Notes would otherwise fall on a day which is not a Banking Day, such date shall be extended to the next succeeding Banking Day and interest shall be payable for any principal so extended for the period of such extension. Each payment received by the Agent hereunder or under any Note for the account of a Bank shall be paid promptly to such Bank, in immediately available funds, for the account of such Bank's Lending Office.


          ARTICLE 3.  YIELD PROTECTION; ILLEGALITY; ETC.

    Section 3.01. ADDITIONAL COSTS. (a) The Company shall pay directly to each Bank from time to time on demand such amounts as such Bank may determine to be necessary to compensate it for any costs which such Bank determines are attributable to its making or maintaining any Eurocurrency Loans under this Agreement or its Notes or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Notes in respect of any of such Loans (other than taxes imposed on the overall net income of such Bank or of its Lending Office for any of such Loans by the jurisdiction in which such Bank has its principal office or such Lending Office); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definition of "Fixed Base Rate" in Section 1.01); or (iii) imposes any other condition affecting this Agreement or its Notes (or any of such extensions of credit or liabilities). Each Bank will notify the Borrower of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 3.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Such notice will set forth in reasonable detail the calculation of any Additional Costs due hereunder. If any Bank requests compensation from a Borrower under this Section 3.01(a), or under Section 3.01(c), the Borrower may, by notice to such Bank (with a copy to the Agent), require that such Bank's Loans of the type with respect to which such compensation is requested be converted in accordance with Section 3.04:

     (b) Without limiting the effect of the foregoing provisions of this Section 3.01, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurocurrency Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Eurocurrency Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Company (with a copy to the Agent), the obligation of such Bank to make or renew, and to convert Loans of any other type into, Loans of such type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (and all Loans of such type held by such Bank then outstanding shall be converted in accordance with Section 3.04).

     (c) Without limiting the effect of the foregoing provisions of this Section 3.01 (but without duplication), the Company shall pay directly to each Bank from time to time on request such amounts as such Bank may determine to be necessary to compensate such Bank for any costs which it determines are attributable to the maintenance by it pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court of governmental or monetary authority of capital in respect of its Loans hereunder or its obligation to make Loans hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of such Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request). Each Bank will notify the Agent if a Borrower is entitled to compensation pursuant to this Section 3.01(c) as promptly as practicable after it determines to request such compensation, and the Agent will notify the applicable Borrower. Such notice will set forth in reasonable detail the calculation of any amounts due hereunder.

     (d) Determinations and allocations by a Bank for purposes of this
Section 3.01 of the effect of any Regulatory Change pursuant to subsections (a) or (b), or of the effect of capital maintained pursuant to subsection (c), on its costs of making or maintaining Loans or its obligation to make Loans, or on amounts receivable by, or the rate of return to, it in respect of Loans or such obligation, and of the additional amounts required to compensate such Bank under this Section 3.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

     Section 3.02. LIMITATION OF TYPES OF LOANS. Anything herein to the contrary notwithstanding, if:

     (a) the Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "Fixed Base Rate" in Section 1.01 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for any type of Eurocurrency Loans as provided in this Agreement; or

     (b) the Required Banks determine (which determination shall be conclusive) and notify the Agent that the relevant rates of interest referred to in the definition of "Fixed Base Rate" in
     Section 1.01 upon the basis of which the rate of interest for any type of Eurocurrency Loans is to be determined do not adequately cover the cost to the Banks of making or maintaining such Loans;

then the Agent shall give the applicable Borrowers and each Bank prompt notice thereof, and so long as such condition remains in effect, the Banks shall be under no obligation to make or renew Loans of such type or to convert Loans of any other type into Loans of such type and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected type, either prepay such Loans or convert such Loans into another type of Loans in accordance with Section 2.07.

     Section 3.03. ILLEGALITY. Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for any Bank or its Lending Office to (a) honor its obligation or make or renew Eurocurrency Loans hereunder or convert Loans of any type into Loans of such type, or (b) maintain Eurocurrency Loans hereunder or (c) in the case of a Borrowing denominated in an Alternative Currency, there shall have occurred a change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or any currency exchange rates would make it impracticable for any Bank to make Loans denominated in such Alternative Currency, then such Bank shall promptly notify the Borrower thereof (with a copy to the Agent) and such Bank's obligation to make or renew Eurocurrency Loans and to convert other types of Loans into Loans of such type or to make Loans denominated in such Alternative Currency hereunder shall be suspended until such time as such Bank may again make, renew, or convert and maintain such affected Loans and such Bank's outstanding Eurocurrency Loans or Alternative Currency, as the case may be, shall be converted in accordance with Section 3.04.

     Section 3.04.  CERTAIN CONVERSIONS PURSUANT TO SECTIONS 3.01 AND
3.03. If the Loans of any Bank of a particular type (Loans of such type being herein called "Affected Type" or "Affected Loans") are to be converted pursuant to Section 3.01 or 3.03, such Bank's Affected Loans shall be automatically converted into Variable Rate Loans (and in the case of Loans denominated in an Alternative Currency, to Variable Rate Loans denominated in Dollars in the Dollar Equivalent amount on the last day(s) of the then current Interest Period(s) for the Affected
Loans or, in the case of a conversion required by Section 3.01(b) or 3.03, on such earlier date as such Bank may specify to the applicable Borrower with a copy to the Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in
Section 3.01 or 3.03 which give rise to such conversion no longer exist:

     (a) to the extent that such Bank's Affected Loans have been converted to Variable Rate Loans, all payments and prepayments of principal which would otherwise be applied to such Bank's Affected Loans shall be applied instead to its Variable Rate Loans; and

     (b) all Loans which would otherwise be made or renewed by such Bank as Loans of the Affected Type shall be made instead as Variable Rate Loans and all Loans of such Bank which would otherwise be converted into Loans of the Affected Type shall be converted instead into (or shall remain as) Variable Rate Loans; and

     (c) if Loans of other Banks of the Affected Type are subsequently converted into Loans of another type (other than Variable Rate Loans), such Bank's Variable Rate Loans shall be automatically converted on the conversion date into Loans of such other type to the extent necessary so that, after giving effect thereto, all Loans held by such Bank and the Banks whose Loans are so converted are held PRO RATA (as to principal amounts, types and Interest Periods) in accordance with their respective Commitments.

If such Bank gives notice to a Borrower (with a copy to the Agent) that the circumstances specified in Section 3.01 or 3.03 which gave rise to the conversion of such Bank's Affected Loans pursuant to this Section
3.04 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type are outstanding, such Bank's Variable Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Loans of the Affected Type to the extent necessary so that, after giving effect thereto, all Loans held by the Banks holding Loans of the Affected Type and by such Bank are held PRO RATA (as to principal amounts, types and Interest Periods) in accordance with their respective Commitments.

     Section 3.05.  CERTAIN COMPENSATION.	The Company shall pay to
the Agent for the account of each Bank, upon the request of such Bank through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank determines is attributable to:

     (a) any payment, prepayment, conversion or renewal of a Eurocurrency Loan made by such Bank on a date other than the last day of an Interest Period for such Loan (whether by reason of acceleration or otherwise); or

     (b) any failure by the Borrower to borrow, convert into or renew a Eurocurrency Loan to be made, converted into or renewed by such Bank on the date specified therefor in the relevant notice under
     Section 2.06, 2.07 or 2.08, as the case may be.

Without limiting the foregoing, such compensation shall include any losses arising from converting Loans denominated in an Alternative Currency to the Dollar Equivalent on the day of payment, prepayment, conversion or renewal. A determination of any Bank as to the amounts payable pursuant to this Section 3.05 shall be conclusive absent manifest error.

     Section 3.06. INDEMNIFICATION FOR TAXES. (a) All payments hereunder and under any of the Facility Documents (including, without limitation, payments on account of principal and interest and fees) shall be made by the Borrowers without deduction or withholding for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed by any jurisdiction ("Taxes"). If a Borrower is required by law to make any deduction or withholding of any Taxes from any payment due hereunder or under any of the Facility Documents, then the amount payable will be increased to such amount which, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom, will not be less than the amount due and payable hereunder had no such deduction or withholding been required. Notwithstanding the foregoing, Taxes shall not include, and no such additional amounts shall be payable in respect of

     (i) any tax imposed on the overall net income of the Lending
     Office of any Bank in respect of which the relevant payment is made by the jurisdiction in which such Bank is organized, in which its Lending Office is located or in which it is managed and controlled; or

     (ii) any such deduction or withholding which would not have been required to be so deducted or withheld if the Bank to which such payment was made had at the date of payment been either:

               (A) a Bank carrying on a bona fide banking business in the United Kingdom recognized by the Inland Revenue Service and bringing the interest payable hereunder into account as a trading receipt of such business; or

               (B) resident in a country with which the United Kingdom has an appropriate Double Taxation Treaty giving exemption from United Kingdom taxation on interest and had any necessary application thereunder been made

     (except that this proviso shall not operate to prevent a Bank receiving such additional amounts to the extent that such amounts become payable solely as a result of any revocation or repeal of, or any change in, or any published change in the interpretation or application of, any relevant law or the practice of the Inland Revenue Service or the provisions of a double taxation treaty since the date of this Agreement.)

     (b)  If any additional amounts shall become payable pursuant to
Section 3.06(a), the applicable Borrower and the Bank concerned will discuss in good faith with a view to determining whether any means (not being detrimental in the opinion of the Bank to any of the Bank's interests) exist or may be implemented by which such amounts may lawfully be mitigated or reduced, (or the Bank be compensated in some other way) so as to leave the Bank in the same position in which it would have been had such Taxes not been payable.

     (c) If any Borrower makes any payment hereunder in respect of which it is required by law to make any deduction or withholding of any Taxes, it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Banks as soon as practicable after it has made such payment to the applicable authority a receipt issued by such authority or a statement of the Borrower confirming the payment to such authority of all amounts so required to be deducted or withheld from such payment.

     (d)  Without prejudice to the provisions of paragraph (a) of this
Section 3.06, if any Bank, or the Agent on its behalf, is required by law to make any payment on account of Taxes (other than those referred to in clause (a)(i) above) on or in relation to any sum received or receivable hereunder or under any of the Facility Documents by such Bank, or the Agent on its behalf, or any liability for such Taxes in respect of any such payment is imposed, levied or assessed against any Bank or the Agent on its behalf, the Borrowers will promptly indemnify such person against such tax payment or liability, together with any interest, penalties and expenses (including counsel fees and expenses) payable or incurred in connection therewith, including any such Tax of any Bank arising by virtue of payments under this Section 3.06(c), computed in a manner consistent with Section 3.06(a). A certificate as to the amount of such payment by such Bank, or the Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes.


                   ARTICLE 4.  CONDITIONS PRECEDENT

     Section 4.01. DOCUMENTARY CONDITIONS PRECEDENT. The obligations of the Banks to make the Loans on the Closing Date are subject to the condition precedent that the Agent shall have received on or before the date of such Loans each of the following, in form and substance satisfactory to the Agent and its counsel:

     (a) this Agreement duly executed by the Company; and
     (b) the Notes duly executed by the Borrowers.

     Section 4.02. ADDITIONAL CONDITIONS PRECEDENT. The obligations of the Banks to make the Term Loan or any Loans pursuant to the initial Borrowing Request shall be subject to the further conditions precedent set forth in sub-section (a), (b), (c) and (d) below, and in the case of Loans pursuant to a subsequent Borrowing Request shall be subject to the further conditions precedent set forth in sub-sections (a) and (c) below:

     (a) that on the date of such Loans the following statements shall be true:

     (i) the representations and warranties contained in Article 5, and in the case of a Borrowing by an Eligible Subsidiary,
     Section 4.05, and the representation and warranties made by the Guarantors in Section 5 of the Guaranty, are true and correct in all material respects on and as of the date of such Loans as though made on and as of such date; and

     (ii) no Default or Event of Default has occurred and is continuing, or would result from such Loans;

     (b) that on the Funding Date the Agent shall have received the following in form and substance satisfactory to the Agent and its counsel:

     (i) the Authorization Letter duly executed by the Company, and as applicable, any Eligible Subsidiary;

     (ii)	the Guaranty, duly executed by MacDermid Overseas Asia
     Limited and MacDermid Europe, Inc.;

     (iii) evidence satisfactory to the Agent that the amount available under the London Multi-Currency Loan Facility (as defined in that certain Credit Agreement, dated as of January 31, 1992, between the Company and The Chase Manhattan Bank, N.A.) has been reduced to $5,000,000;

     (iv) a certificate of the Secretary or Assistant Secretary of the Company, dated the Funding Date, attesting to all corporate action taken by the Company, including resolutions of its Board of Directors authorizing the execution, delivery and performance of the Facility Documents and each other document to be delivered pursuant to this Agreement;

     (v) a certificate of the Secretary or Assistant Secretary of the Company, dated the Funding Date, certifying the names and true signatures of the officers of the Company authorized to sign the Facility Documents and the other documents to be delivered by the company under this Agreement;

     (vi) a certificate of a duly authorized officer of the Company, dated the Funding Date, stating that the representations and warranties in Article 5 are true and correct on such date as though made on and as of such date and that no event has occurred and is continuing which constitutes a Default or Event of Default;

     (vii) a favorable opinion of counsel for the Company, dated the Funding Date, in substantially the form of Exhibit E and as to such other matters as the Agent or any Bank may reasonably request;

     (viii) the audited financial statements of the Company and its Consolidated Subsidiaries for the fiscal year ending March 31, 1994; and

     (ix) evidence that the amounts payable under that certain Credit Agreement, dated as of January 31, 1992, have been paid in full.

     (c) no material adverse change which would be reasonably likely to result in a Default or an Event of Default shall have occurred in the business, financial position or results of operation of the Company and its Consolidated Subsidiaries, taken as a whole; and

     (d) the Agent shall have received such consents, approvals, opinions or documents as the Agent or any Bank may reasonably request.

     Section 4.03. DEEMED REPRESENTATIONS. Each Borrowing Request hereunder and acceptance by the Company, or an Eligible Subsidiary of the proceeds of such Borrowing or Borrowings shall constitute a representation and warranty that the statements contained in Section 4.02(a) are true and correct both on the date of such notice and, unless the Borrower otherwise notifies the Agent prior to such Borrowing, as of the date of such Borrowing.

     Section 4.04. FIRST BORROWING BY EACH ELIGIBLE SUBSIDIARY. The obligation of each Bank to make a Loan on the occasion of the first Borrowing by each Eligible Subsidiary is subject to the satisfaction of the following further conditions:

     (a) receipt by the Agent for the account of each Bank of a duly executed Note of such Eligible Subsidiary dated on or before the date of such Borrowing complying with the provisions of Section 2.03;

     (b) receipt by the Agent of an Authorization Letter duly executed by the Eligible Subsidiary;

     (c) receipt by the Agent of an Election to Participate duly executed by the Eligible Subsidiary;

     (d) receipt by the Agent of an opinion of counsel for such Eligible Subsidiary acceptable to the Agent, substantially in the form of Exhibit F hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

     (e) receipt by the Agent of all documents which it may reasonably request relating to the existence of such Eligible Subsidiary, the corporate authority for and the validity of the Election to Participate of such Eligible Subsidiary, this Agreement and the Notes of such Eligible Subsidiary, and any other matters relevant thereto, all in form and substance satisfactory to the Agent; and

     (f) the representations and warranties contained in Section 4.05 shall be true and correct on and as of the date of such Borrowing as though made on and as of such date and no Default or Event of Default shall have occurred and be continuing, or would result from such Loans.

The opinion referred to in clause (d) above shall be dated no more than five Banking Days before the date of the first Borrowing by such Eligible Subsidiary hereunder.

     Section 4.05. REPRESENTATIONS OF ELIGIBLE SUBSIDIARIES. Each Eligible Subsidiary shall be deemed by the execution and delivery of its Election to Participate to have represented and warranted as of the date thereof that:

     (a) It is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and is a Wholly-Owned Consolidated Subsidiary of the Company.

     (b) The execution and delivery by it of its Election to Participate and its Notes, and the performance by it of this Agreement and its Notes, are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its certificate of incorporation or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or such Eligible Subsidiary or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

     (c) This Agreement constitutes a legal, valid and binding obligation of such Eligible Subsidiary and its Notes, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligation of such Eligible Subsidiary, and each is enforceable against such Eligible Subsidiary in accordance with its terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally.
     (d) Except as disclosed in such Election to Participate, there is no income, stamp or other tax of any country, or any taxing authority thereof or therein, imposed by or in the nature of withholding or otherwise, which is imposed on any payment to be made by such Eligible Subsidiary pursuant hereto or on its Notes, or is imposed on or by virtue of the execution, delivery or enforcement of its Election to Participate or of its Notes.

             ARTICLE 5.  REPRESENTATIONS AND WARRANTIES

     The Company hereby represents and warrants that:

     Section 5.01. INCORPORATION, GOOD STANDING AND DUE QUALIFICATION. Each of the Company and its Subsidiaries is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its assets and to transact the business in which it is now engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required except where failure to be so qualified would not have a material adverse effect on the Company's business as a whole or its properties, condition (financial or otherwise) or operation.

     Section 5.02. CORPORATE POWER AND AUTHORITY; NO CONFLICTS. The execution, delivery and performance by the Company of the Facility Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not: (a) require any consent or approval of its stockholders; (b) contravene its charter or by-laws; (c) violate any provision of, or require any filing (except for the filing of this Agreement with the Securities and Exchange Commission and the New York Stock Exchange), registration, consent or approval under, any law, rule, regulation (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Company or any of its Subsidiaries or affiliates; (d) result in a breach of or constitute a default or require any consent (except for those consents which have been obtained) under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound;
(e) or result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by the Company or any of its Subsidiaries; or (f) cause the Company (or any Subsidiary or affiliate, as the case may be) to be in default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

     Section 5.03. LEGALLY ENFORCEABLE AGREEMENTS. Each Facility Document to which the Company is a party is, or when delivered under this Agreement will be, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

     Section 5.04. LITIGATION. Except as disclosed on Schedule III hereto, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, which, in any one case or in the aggregate, would have a reasonable likelihood of having a material adverse affect on the financial condition, operations, properties or business of the Company or its Subsidiaries as taken as a whole or the ability of the Company to perform its obligation under the Facility Documents.

     Section 5.05.  FINANCIAL STATEMENTS; SEC FILINGS.	The consolidated
balance sheet of the Company and its Consolidated Subsidiaries as at March 31, 1994, and the related consolidated statements of income and statements of cash flows and changes in stockholders' equity of the Company and its Consolidated Subsidiaries for the fiscal year then ended, and the accompanying footnotes, together with the opinion thereon, of KPMG Peat, Marwick & Co., independent certified public accountants, a copy of which has been furnished to each of the Banks, are complete and correct and fairly present the financial condition of the Company and its Consolidated Subsidiaries as at such dates and the results of the operations of the Company and its Consolidated Subsidiaries for the periods covered by such statements, all in accordance with generally accepted accounting principles. Since March 31, 1994, there has been no material adverse change in the business, financial position or results of operations of the Company and its Subsidiaries. The Company has timely made all filings required of it with the Securities and Exchange Commission and is in material compliance with all securities laws applicable to it.

     Section 5.06. TAXES. The Company and its Subsidiaries has filed all United States Federal income tax returns and all other material tax returns required to be filed and has paid all taxes, assessments and governmental charges and levies thereon to be due, including interest and penalties, except for those which are being contested in good faith and by appropriate proceedings diligently conducted. The federal income tax liability of the Company and its Subsidiaries has been audited by the Internal Revenue Service and has been finally determined and satisfied for all taxable years up to and including the taxable year ended March 31, 1988. The charges, accruals and reserves on the books of the Company and its Subsidiaries with respect to taxes or other governmental charges are adequate in the opinion of the Company.

     Section 5.07. ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has
(i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

     Section 5.08. SUBSIDIARIES AND OWNERSHIP OF STOCK. Schedule I is a complete and accurate list of Subsidiaries of the Company as of the date hereof, showing the jurisdiction of incorporation or organization of each Subsidiary and showing the percentage of the Company's ownership of the outstanding stock or other interest of each such Subsidiary. Except as set forth on Schedule I, all of the outstanding capital stock or other interest of each such Subsidiary has been validly issued, is fully paid and nonassessable and is owned by the Company free and clear of all Liens.

	Section 5.09.  CREDIT ARRANGEMENTS.  As of March 31, 1994,
Schedule II is a complete and correct list of all Debt of the Company and its Subsidiaries outstanding pursuant to which the Company or its Subsidiaries are or may be in any manner, directly or contingently obligated in an amount equal to or greater than $1,000,000 and all Liens existing securing Debt outstanding. Except as set forth on
Schedule II, there has been no material change in the amount of Debt outstanding of the Company and its Subsidiaries since March 31, 1994.

     Section 5.10. NO DEFAULT ON OUTSTANDING JUDGMENTS OR ORDERS. Each of the Company and its Subsidiaries has satisfied all material judgments and neither the Company nor any of its Subsidiaries is in default with respect to any material judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

     Section 5.11. GOVERNMENTAL REGULATION. Neither the Company nor any of its Subsidiaries is a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, or an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or an "investment advisor" within the meaning of the Investment Advisors Act of 1940, as amended.

     Section 5.12.  ENVIRONMENTAL MATTERS.  Except as disclosed in
Schedule V, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and neither the Company nor its Subsidiaries has any fixed or contingent liability under any Environmental Law applicable to the business, operations or properties of the Company and it Subsidiaries (for purposes of this Section "liabilities" shall include, without limitation, liabilities for any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditure required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any losses or expenses relating to periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses), except in each case where the amount of the liabilities associated with such noncompliance and the amount of such fixed or contingent liabilities does not exceed in the aggregate $5,000,000. For purposes of determining the liability of the Company and its Subsidiaries with respect to any remedial obligation imposed pursuant to the Comprehensive Environmental Response Compensation and Liability Act, as amended, or other similar laws, whether state or federal, the Company and the Banks shall take account of the contribution obligations of other potentially responsible parties associated with such remedial obligation.

     Section 5.13. MARGIN STOCK. As of the Closing Date, the fair market value of all margin stock (as defined in Regulation U, 12 CFR
Section 221.2(h)) owned by the Company and its Subsidiaries does not exceed $100,000 (not including any shares of the Company's Common Stock held in the MacDermid, Incorporated Employee Pension Plan, the MacDermid, Incorporated Employees Profit Sharing Plan and the MacDermid, Incorporated Employee Stock Ownership Plan and 530,648 shares of Common Stock held in the Company's treasury as of the date hereof).

     Section 5.14. FULL DISCLOSURE. All information heretofore furnished by the Company or any of its Subsidiaries to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Company to the Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Company has disclosed to the Banks in writing any and all facts, other than general economic conditions, which materially and adversely affect or may affect (to the extent the Company can now reasonably foresee) the business, operations or financial condition of the Company and its Consolidated Subsidiaries, taken as a whole, or the ability of the Company or its Subsidiaries to perform their obligations under this Agreement and the Notes.


                 ARTICLE 6.  AFFIRMATIVE COVENANTS

     So long as any of the Notes shall remain unpaid, any amounts shall be owing hereunder by any Borrower, or any Bank shall have any Commitment under this Agreement, the Company shall comply with the following covenants:

     Section 6.01. REPORTING REQUIREMENTS. The Company shall furnish directly to each of the Banks:

     (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated and consolidating balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and a consolidated and consolidating statements of income and consolidated statements of cash flows and changes in stockholders' equity of the Company and its Consolidated Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the prior fiscal year and (i) in the case of the consolidated statements, all reported on in a manner acceptable to the Securities and Exchange Commission by KPMG Peat, Marwick & Co. or other independent public accountants of nationally recognized standing, and (ii) in the case of consolidating statements, all certified as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer of the Company.

     (b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated and consolidating balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated and consolidating statements of income and consolidated statements of cash flows and changes in stockholders' equity for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding quarter and the corresponding in the previous fiscal year, and certified by the chief financial officer of the Company (subject to year end adjustments and the omission of notes permitted by the applicable regulations of the Securities and Exchange Commission to be excluded from quarterly reports filed on Form 10-Q) as to fairness of presentation, generally accepted accounting principles and consistency;

     (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections 7.01 through 7.04, inclusive, and Sections 7.06, 8.01, 8.02 and 8.03 on the date of such financial statements, and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;
     (d) within ten days after any officer of the Company obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

     (e) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

     (f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the Securities and Exchange Commission;

     (g) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the Plan administrator of any Plan has given or is required to give notice of any such reportable event given or required to be given to the PBGC, a copy of such notice; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under
Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer of the Company setting forth details as to such occurrence and action, if any, which any member of the ERISA Group is required or proposes to take;

     (h) promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any of its Subsidiaries which have a reasonable likelihood of a material adverse effect on the financial condition, properties, or operations of the Company or its Subsidiaries taken as a whole;

     (i) If, at any time, the Company shall become aware or have reasonable cause to believe that Hazardous Substances or solid wastes have been released or have otherwise come to be located on, in or affecting any real property owned or leased by the Company or any Subsidiary or that any liability arising out of the violation of any Environmental Laws has arisen, including liability for off-site environmental conditions, or that a notice has been received from any governmental body or other party seeking any information or alleging any violation of any Environmental Laws or alleging any liability with regard to any real property owned or leased by the Company or any Subsidiaries or off-site environmental conditions which now or hereafter may materially impair the Borrowers' ability to meet their obligations under the Facility Documents, the Company shall promptly give notice of that event to the Agent.

     (j) such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as the Agent or any Bank may from time to time reasonably request.

     Section 6.02. PAYMENT OF OBLIGATIONS. The Company will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity or in accordance with the Company's customary trade practices, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

     Section 6.03.  MAINTENANCE OF PROPERTY; INSURANCE.  (a) The
Company will maintain, and will cause each Subsidiary to maintain, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

     (b) To the extent that insurance is available to the Company and its Subsidiaries at a price comparable to the price paid by other Persons in the same or similar types of business conducted by the Company and such Subsidiary, the Company will, and will cause each of its Subsidiaries to, maintain (either in the name of the Company or in such Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are (i) insured against under the policies of insurance of the Company and its Subsidiaries set forth on the schedule previously provided by the Company to the Banks or (ii) usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Agent, information presented in reasonable detail as to the insurance so carried. To the extent such insurance is not obtained, the Company will adopt, in lieu of or supplemental to such insurance, such other plan or method of protection, whether by the establishment of an insurance fund or reserve to be held and applied to casualty losses, or otherwise, satisfactory to the Banks and conforming to the practices of similar corporations self-insurance.

     Section 6.04. CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. The Company will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Company and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; PROVIDED that nothing in this Section 6.04 shall prohibit (i) the merger or consolidation of a Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Wholly-Owned Subsidiary or the merger of a Subsidiary into the Company if, in each case, after giving effect thereto, no Default shall have occurred and be continuing, or (ii) the termination of the corporate existence of any Subsidiary if (a) such termination is not materially disadvantageous to the Banks and the Company in good faith determines that such termination is in the best interest of the Company or (b) such termination is in compliance with clause (ii) of the proviso in Section 7.05.

     Section 6.05. COMPLIANCE WITH LAWS. The Company will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except (a) where the necessity of compliance therewith is contested in good faith by appropriate proceedings and appropriate reserves are maintained and
(b) where failure to comply with such law, ordinance, rules, regulation or requirement would not have a material adverse effect on the financial condition of the Company and its Subsidiaries taken as a whole.

     Section 6.06. INSPECTION OF PROPERTY, BOOKS AND RECORDS. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which materially full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, (provided the Company shall have the right to be present at any meeting with its independent public accountants), all at such reasonable times, upon reasonable notice and as often as may reasonably be desired.

     Section 6.07. MAINTENANCE OF OWNERSHIP OF SUBSIDIARIES. The Company will at all times maintain direct or indirect legal and beneficial ownership of the percentage of outstanding shares of each class of capital stock set forth on Schedule I of each of its Subsidiaries, except as modified by mergers permitted pursuant to the proviso to Section 7.05.

                ARTICLE 7.  NEGATIVE COVENANTS.

     So long as any of the Notes shall remain unpaid, any amounts shall be owing hereunder by any Borrower, or any Bank shall have any Commitment under this Agreement, the Company shall not, and will not permit any Subsidiary to:

     Section 7.01. DEBT. Incur or at any time be liable with respect to any Debt except:

     (a) Debt outstanding under this Agreement and the Notes;

     (b) Debt outstanding on the date of this Agreement and identified on Schedule II;

     (c) Debt (in addition to the allowances in subsections (a), (b), (d), (e), (f) and (g) of this Section) in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; provided that at such time as the Company's ratio of Debt to Consolidated EBITDA minus Consolidated Capital Expenditures (tested at the end of each calendar quarter for the twelve month period then ended) is equal to or less than 2.00 to 1.00, the Company and its Subsidiaries may incur Debt in an aggregate principal amount not to exceed $15,000,000; and at such time as such ratio is equal to or less than 1.75 to 1.00, the Company and its Subsidiaries may incur Debt in an aggregate principal amount not to exceed $20,000,000;

     (d) Debt subordinated to the Debt hereunder, in amounts and on terms and conditions satisfactory to the Required Banks;

     (e) Guarantees by MacDermid Overseas Asia Limited and MacDermid Europe Inc. of the Debt hereunder;

     (f) From the date hereof until March 31, 1995, Guarantees of obligations which do not exceed in the aggregate $2,500,000; from April 1, 1995 until March 31, 1996, Guarantees of obligations which do not exceed in the aggregate $4,500,000; from April 1, 1996 until March 31, 1997, Guarantees of obligations which do not exceed in the aggregate $6,500,000; and thereafter Guarantees of obligations which do not exceed in the aggregate $7,500,000; and

     (g) Up to an aggregate of $10,000,000 of intercompany Debt.

     Section 7.02. RESTRICTED PAYMENTS. Declare or make any Restricted Payment unless (i) no Default or Event of Default has occurred or is continuing and (ii) immediately after giving effect thereto, the aggregate of all Restricted Payments declared or made subsequent to the Closing Date does not exceed 50% of consolidated net income (less consolidated net loss, if any) of the Company and its Consolidated Subsidiaries for the period from March 31, 1994 through the end of the Company's then most recent fiscal quarter (treated for this purpose as a single accounting period). Nothing in this Section
7.02 shall prohibit (a) the payment of any dividend or distribution within 60 days after the declaration thereof if such declaration was not prohibited by this Section 7.02; or (ii) the Company from repurchasing up to $30,000,000 of its Common Stock on or before June 30, 1995 pursuant to the proposed tender offer for shares of the Company's Common Stock or subsequent open market purchases; PROVIDED that notwithstanding the above, after June 30, 1994 and prior to June 30, 1995, to the extent that the Company does not repurchase up to $30,000,000 of its Common Stock, the Company may pay a dividend in an aggregate amount equal to $30,000,000, MINUS the amount used to repurchase Common Stock.

     Section 7.03. INVESTMENTS. Make or acquire any Investment in any Person other than:

     (a) Investments outstanding as of March 31, 1994 and, of which those in excess of $1,000,000 are set forth on Schedule IV hereto;

     (b) Investments in joint ventures of the Company or its Subsidiaries, if after giving effect thereto the aggregate amount of all such investments does not exceed $5,000,000 outstanding at any one time, excluding any Investments described in clause (a) above ;

     (c) deposits with, or time deposits with, including certificates of deposits, issued by any office located in the United States of (i) any bank or trust company which is organized under the laws of the United States or any state thereof and has capital surplus and undivided profits aggregating at least $100,000,000 or (ii) any Bank

     (d) Investments in investment grade securities; and

     (e) Investments made in another Person pursuant to a merger or asset acquisition made in compliance with subsection (i) of the proviso in Section 7.05.

     The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without adjustments for increases or decreases in value, write-ups, write-downs or write-offs with respect to such Investment.

     Section 7.04. NEGATIVE PLEDGE. Create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

     (a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement and identified on Schedule II;

     (b) Permitted Liens; and

     (c) any Lien existing on any non-current asset securing Debt (i) in an amount up to $5,000,000 during the period from the Closing Date until June 30, 1995; (ii) in an amount up to $6,000,000 during the period from July 1, 1995 until June 30, 1996; and (iii) which amount shall be increased by $1,000,000 for each twelve month period thereafter.

     Section 7.05. CONSOLIDATIONS, MERGERS AND SALES OF ASSETS. The Company shall not(a) consolidate or merge with or into any other Person or (b) sell, lease or otherwise transfer, directly or indirectly in one transaction or a series of related transactions, all or any substantial part of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person; PROVIDED that (i) the Company may merge with or acquire the assets of another Person which is in the business of specialty chemicals and related equipment if (A) the Company is the surviving entity and (B) after giving effect thereto the ratio of Consolidated Debt to Consolidated EBITDA on a proforma basis is equal to or less than 3.0 to 1.0, (ii) the Company may sell assets in the ordinary course of business and sell (x) up to $5,000,000 additional assets during the period from the Closing Date until June 30, 1995; (y) up to $6,000,000 additional assets during the period from July 1, 1995 to June 30, 1996, which amount shall be increased by $1,000,000 for each twelve month period thereafter; and (iii) a Subsidiary of the Borrower may merge with the Borrower or a Wholly-Owned Subsidiary of the Borrower if (A) the Borrower or such Wholly-Owned Subsidiary, as the case may be, is the corporation surviving such merger and (B) immediately after giving effect to such merger, no Default shall have occurred and be continuing.

     Section 7.06. TRANSACTIONS WITH AFFILIATES. Directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate; PROVIDED, HOWEVER, that the foregoing provisions of this
Section 7.06 shall not prohibit (a) the Company from declaring or paying any lawful dividend so long as, after giving effect thereto, no Default shall have occurred and be continuing, (b) the Company or any Subsidiary from making sales to or purchases from any Affiliate and, in connection therewith, extending credit or making payments, or from making payments for services rendered by any Affiliate, if such sales or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions at least as favorable to the Company or such Subsidiary as the terms and conditions which would apply in a similar transaction with a Person not an Affiliate, (c) the Company or any Subsidiary from participating in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Affiliate if the Company or such Subsidiary participates in the ordinary course of its business and on a basis no less advantageous than the basis on which such Affiliate participates,
(d) any transactions between the Company and any Eligible Subsidiary which has executed and delivered an Election to Participate which is still in effect or any Subsidiary that has executed a guaranty hereunder, (e) any payment from any Subsidiary to the Company and (f) loans from the Company to its Subsidiaries which do not exceed $7,500,000 in the aggregate.

               ARTICLE 8.  FINANCIAL COVENANTS.

    So long as any of the Notes shall remain unpaid, any amounts shall be owing hereunder by any Borrower, or any Bank shall have any Commitment under this Agreement the Borrower covenants that:

     Section 8.01. EBIT TO INTEREST EXPENSE RATIO. The Company's ratio of Consolidated EBIT for the preceding four fiscal quarters to Consolidated Interest Expense for the preceding four fiscal quarters shall not be less than 2.50 to 1.00, tested at end of each fiscal quarter.

     Section 8.02. MINIMUM CONSOLIDATED NET WORTH. The Company shall maintain at all times Consolidated Net Worth at the end of each fiscal quarter of not less than $37,000,000; plus an amount equal to the sum of (a) 50% of consolidated net income for each full fiscal quarter since the date hereof to the measurement date plus (b) an amount equal to the net proceeds received by the Borrower from the issuance of its capital stock during such period.

     Section 8.03.  MAXIMUM TOTAL DEBT TO NET WORTH RATIO.  The
Company's ratio of Consolidated Total Debt to Consolidated Net Worth tested at the end of each quarter shall not during the periods set forth below exceed the following:

Period                                                    Ratio

Closing Date to December 31, 1994                      1.50 to 1.00
January 1, 1995 to December 31, 1995                   1.20 to 1.00
January 1, 1996 and thereafter                           90 to 1.00


                ARTICLE 9.  EVENTS OF DEFAULT.

     Section 9.01. EVENTS OF DEFAULT. Any of the following events shall be an "Event of Default":

     (a) any Borrower shall: (i) fail to pay the principal of any Note as and when due and payable and such failure shall continue for five Banking Days; (ii) fail to pay interest on any Note or any fee or other amount due hereunder as and when due and payable and such failure shall continue for 30 Banking Days;

     (b) any representation or warranty made or deemed made by any Borrower in this Agreement or in any other Facility Document or which is contained in any certificate, document, opinion, financial or other written statement furnished at any time under or in connection with any Facility Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

     (c) any Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 7.01 to 7.06 inclusive, and Sections 8.01, 8.02 and 8.03.

     (d) any Borrower shall fail to perform or observe any term, covenant or agreement on its part to be performed or observed (other than the obligations specifically referred to elsewhere in this Section 9.01) in any Facility Document and such failure shall continue for 30 consecutive days after written notice thereof has been given to the Company by the Agent at the request of the Required Banks.

     (e) the Company or any Subsidiary shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;

     (f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

     (g) the Company or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

     (h) an involuntary case or other proceeding shall be commenced against the Company or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

     (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $500,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219 (c) (5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $500,000;

     (j) a judgment or order for the payment of money in excess of $5,000,000 shall be rendered against the Company or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of (i) in the case of a, judgment or order rendered by a court, arbitrator or governmental authority located in the United States, 10 days or (ii) in the case of a judgment or order rendered by a court, arbitrator or governmental authority located outside the United States, 30 days; or

     Section 9.02. REMEDIES. If any Event of Default shall occur and be continuing, the Agent shall, upon request of the Required Banks, by notice to the Borrowers, (a) declare the Commitments to be terminated, whereupon the same shall forthwith terminate, and (b) declare the outstanding principal of the Notes, all interest thereon and all other amounts payable under this Agreement and the Notes to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that, in the case of an Event of Default referred to in Section 9.01(g) or 9.01(h) above, the Commitments shall be immediately terminated, and the

Notes, all interest thereon and all other amounts payable under this Agreement shall be immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrowers.


     ARTICLE 10.  THE AGENT; RELATIONS AMONG BANKS AND BORROWER.
     Section 10.01. APPOINTMENT, POWERS AND IMMUNITIES OF AGENT. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under any other Facility Document with such powers as are specifically delegated to the Agent by the terms of this Agreement and any other Facility Document, together with such other powers as are reasonably incidental thereto. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Facility Document, and shall not by reason of this Agreement be a trustee for any Bank. The Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties made by any Borrower or any officer or official of any Borrower or any other Person contained in this Agreement or any other Facility Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Facility Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Facility Document or any other document or instrument referred to or provided for herein or therein, for the perfection or priority of any collateral security for the Loans, if any or for any failure by any Borrower to perform any of its obligations hereunder or thereunder. The Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Facility Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct or action not authorized under this Agreement or by the Required Banks which is in violation of law and results in a liability of the Banks to any Borrower. The Company shall pay any fee agreed to by the Company and the Agent with respect to the Agent's services hereunder.

     Section 10.02. RELIANCE BY AGENT. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent may deem and treat each Bank as the holder of the Loans made by it for all purposes hereof unless and until a notice of the assignment or transfer thereof satisfactory to the Agent signed by such Bank shall have been furnished to the Agent but the Agent shall not be required to deal with any Person who has acquired a participation in any Loan from a Bank. As to any matters not expressly provided for by this Agreement or any other Facility Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and any other holder of all or any portion of any Loan.

     Section 10.03. DEFAULTS. The Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on the Loans to the extent the same is required to be paid to the Agent for the account of the Banks) unless the Agent has received notice from a Bank or a Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default." In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). The
Agent shall (subject to Section 10.08) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Required Banks; PROVIDED that, unless and until the Agent shall have received such directions, the Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks; and provided further that the Agent shall not be required to take any such action which it determines to be contrary to law.

     Section 10.04. RIGHTS OF AGENT AS A BANK. With respect to its Commitment and the Loans made by it, the Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its capacity as a Bank. The Agent and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, any Borrower (and any of its affiliates) as if it were not acting as the Agent, and the Agent may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

     Section 10.05. INDEMNIFICATION OF AGENT. The Banks agree to indemnify the Agent (to the extent not reimbursed under Section 12.03 or under the applicable provisions of any other Facility Document, but without limiting the obligations of the Borrower under Section 12.03 or such provisions), ratably in accordance with the aggregate unpaid principal amount of the Loans made by the Banks (without giving effect to any participations, in all or any portion of such Loans, sold by them to any other Person) (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any other Facility Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which any Borrower is obligated to pay under Section 12.03 or under the applicable provisions of any other Facility Document but excluding, unless a Default or Event of Default has occurred, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or actions not authorized under this Agreement or by the Required Banks which are in violation of law and result in a liability of the Banks to any Borrowers of the party to be indemnified.

     Section 10.06. DOCUMENTS. The Agent will forward to each Bank, promptly after the Agent's receipt thereof, a copy of each report, notice or other document required by this Agreement or any other
Facility Document to be delivered to the Agent for such Bank.

     Section 10.07. NON-RELIANCE ON AGENT AND OTHER BANKS. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Facility Document. The Agent shall not be required to keep itself informed as to the performance or observance by the Company or its Subsidiaries of this Agreement or any other Facility Document or any other document referred to or provided for herein or therein or to inspect the properties or books of the Company or any Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Company or any Subsidiary (or any of their affiliates) which may come into the possession of the Agent or any of its affiliates. The Agent shall not be required to file this Agreement, any other Facility Document or any document or instrument referred to herein or therein, for record or give notice of this Agreement, any other Facility Document or any document or instrument referred to herein or therein, to anyone.

     Section 10.08. FAILURE OF AGENT TO ACT. Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral to the extent permitted by law) of the indemnification obligations of the Banks under Section 10.05 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

     Section 10.09. RESIGNATION OF AGENT. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Banks and the Company; provided that the company and the other Banks shall be promptly notified thereof. Upon any such resignation, the Required Banks shall have the right to appoint, with the consent of the Company, which consent shall not be unreasonably withheld, a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any state thereof, with an office in New York, New York and having a combined capital and surplus of at least $100,000,000. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks and without the consent of the Company, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any state thereof, with an office in New York, New York, and having a combined capital and surplus of at least $100,000,000. The Required Banks or the retiring Agent, as the case may be, shall upon the appointment of a successor Agent promptly so notify the Company and the other Banks. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Article 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

     Section 10.10. AMENDMENTS CONCERNING AGENCY FUNCTION. The Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Facility Document which affects its duties hereunder or thereunder unless it shall have given its prior consent thereto.

     Section 10.11. LIABILITY OF AGENT. The Agent shall not have any liabilities or responsibilities to any Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of any Borrower to perform its obligations hereunder or under any other Facility Document. This Section 10.11 shall not be construed to relieve the Agent of any liability it may have as a Bank when acting in its capacity as a Bank hereunder.

     Section 10.12. TRANSFER OF AGENCY FUNCTION. Without the consent of the Company or any Bank, the Agent may at any time or from time to time transfer its functions as Agent hereunder to any of its offices wherever located, provided that the Agent shall promptly notify the Company and the Banks thereof.

     Section 10.13. NON-RECEIPT OF FUNDS BY AGENT. Unless the Agent shall have been notified by a Bank or a Borrower (either one as appropriate being the "Payor") prior to the date on which such Bank is to make payment hereunder to the Agent of the proceeds of a Loan or any Borrower is to make payment to the Agent, as the case may be (either such payment being a "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment (and, if such recipient is a Borrower and the Payor Bank fails to pay the amount thereof to the Agent forthwith upon demand, such Borrower) shall, on demand, repay to the Agent the amount made available to it together with interest thereon for the period from the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the average daily Federal Funds Rate for such period.

     Section 10.14. WITHHOLDING TAXES. Each Bank represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to the Agent such forms, certifications, statements and other documents as the Agent may request from time to time to evidence such Bank's exemption from the withholding of any tax imposed by any jurisdiction or to enable the Agent to comply with any applicable laws or regulations relating thereto. Without limiting the effect of the foregoing, if any Bank is not created or organized under the laws of the United States of America or any state thereof, in the event that the payment of interest by any Borrower is treated for U.S. income tax purposes as derived in whole or in part from sources from within the U.S., such Bank will furnish to the Agent and such Borrower Form 4224 or Form 1001 of the Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by such Bank as evidence of such

Bank's exemption from the withholding of U.S. tax with respect thereto. The Agent shall not be obligated to make any payments hereunder to such Bank in respect of any Loan or such Bank's Commitment until such Bank shall have furnished to the Agent the requested form, certification, statement or document.

     Section 10.15. SEVERAL OBLIGATIONS AND RIGHTS OF BANKS. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

     Section 10.16. PRO RATA TREATMENT OF LOANS. ETC. Except to the extent otherwise provided: (a) each Borrowing under Section 2.06 shall be made from the Banks, each reduction or termination of the amount of the Commitments under Section 2.09 shall be applied to the Commitments of the Banks, and each payment of commitment fee accruing under Section
2.13 shall be made for the account of the Banks, pro rata according to the amounts of their respective unused Commitments; (b) each conversion under Section 2.07 of Loans of a particular type (but not conversions provided for by Section 3.04), shall be made pro rata among the Banks holding Loans of such type according to the respective principal amounts of such Loans by such Banks; (c) each prepayment and payment of principal of or interest on Loans of a particular type and a particular Interest Period shall be made to the Agent for the account of the Banks holding Loans of such type and Interest Period pro rata in accordance with the respective unpaid principal amounts of such Loans of such Interest Period held by such Banks.

     Section 10.17. SHARING OF PAYMENTS AMONG BANKS. If a Bank shall obtain payment of any principal of or interest on any Loan made by it through the exercise of any right of setoff, banker's lien, counterclaim, or by any other means, it shall promptly purchase from the other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans made by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such benefit) PRO RATA in accordance with the unpaid principal and interest on the Loans held by each of them. To such end the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Each Borrower agrees that any Bank so purchasing a participation (or direct interest) in the Loans made by other Banks may exercise all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation (or direct interest). Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of any Borrower.


                      ARTICLE 11.  GUARANTY.

     Section 11.01 THE GUARANTY. The Company hereby unconditionally guaranties the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Note issued by any Eligible Subsidiary pursuant to this Agreement, and the full and punctual payment of all other amounts payable by any Eligible Subsidiary under this Agreement. Upon failure by any Eligible Subsidiary to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

     Section 11.02. GUARANTY UNCONDITIONAL. The obligations of the Company hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

     (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Eligible Subsidiary under this Agreement or any Note, by operation of law or otherwise;

     (b) any modification or amendment of or supplement to this Agreement or any Note;

     (c) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any Eligible Subsidiary under this Agreement or any Note;

     (d) Any change in the corporate existence, structure or ownership of any Eligible Subsidiary, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Eligible Subsidiary or its assets or any resulting release or discharge of any obligation of any Eligible Subsidiary contained in this Agreement or any Note;

     (e) the existence of any claim, set-off or other rights which the company may have at any time against any Eligible Subsidiary, the Agent, any Bank or any other Person, whether in connection herewith or any unrelated transactions; PROVIDED that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

     (f) any invalidity or unenforceability relating to or against any Eligible Subsidiary for any reason of this Agreement or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by any Eligible Subsidiary of the principal of or interest on any Note or any other amount payable by it under this Agreement; or

     (g) any other act or omission to act or delay of any kind by any Eligible Subsidiary, the Agent, any Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Company's obligations hereunder.

     Section 11.03. DISCHARGE ONLY UPON PAYMENT IN FULL; REINSTATEMENT IN CERTAIN CIRCUMSTANCES. The Company's obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Notes and all other amounts payable by the Company and each Eligible Subsidiary under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any other amount payable by any Eligible Subsidiary under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Eligible Subsidiary or otherwise, the Company's obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

     Section 11.04. WAIVER BY THE COMPANY. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Eligible Subsidiary or any other Person.

     Section 11.05. SUBROGATION. The Company irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder to be subrogated to the rights of the payee against an Eligible Subsidiary with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by an Eligible Subsidiary in respect thereof.

     Section 11.06. STAY OF ACCELERATION. In the event that acceleration of the time for payment of any amount payable by any Eligible Subsidiary under this Agreement or its Notes is stayed upon insolvency, bankruptcy or reorganization of such Eligible Subsidiary, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Agent made at the request of the Required Banks.

                  ARTICLE 12.  MISCELLANEOUS.

     Section 12.01. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Agent and all the Banks, do any of the following: (a) increase the Commitments of the Banks or subject the Banks to any additional obligations, (b) reduce the principal amount of, or interest on, any Loan or any fees or other amounts payable under any Facility Documents, (c) postpone any date fixed for any payment of principal of, or interest on, any Loans or any fees or other amounts payable under any Facility Documents, (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of Loans, or the number of Banks which shall be required for the Banks or any of them to take any action under any Facility Documents (e) amend this Section 12.01 (e) release the Company Guaranty described in Article 11 hereof, or (f) extend the expiration date of a Letter of Credit beyond the Termination Date; PROVIDED FURTHER that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required hereinabove to take such action, affect the rights or duties of the Agent under any Facility Documents. No failure on the part of the Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     Section 12.02. USURY. Anything herein to the contrary notwithstanding, the obligations of the Company and its Subsidiaries under this Agreement and the Notes shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to a Bank limiting rates of interest which may be charged or collected by such Bank.

     Section 12.03. EXPENSES; INDEMNIFICATION. (a) The Company shall reimburse (i) the Agent on demand for all reasonable out-of-pocket costs, expenses, and charges (including, without limitation, fees and charges of external legal counsel for the Agent and costs allocated by its internal legal department) incurred by the Agent in connection with the preparation, performance, or administration of this Agreement or the Notes and (ii) the Agent and the Banks on demand for all costs, expenses, and charges (including, without limitation, fees and expenses of counsel) in connection with the enforcement of this Agreement.

     (b) The Company agrees to indemnify the Agent and each Bank and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) arising out of this Agreement or any actual or proposed use by the Company or any Subsidiary of the proceeds of the Loans, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence, willful misconduct, or intentional breach of obligations under this Agreement of the Person to be indemnified).

     (c) The Company agrees to indemnify, hold harmless and defend the Agent and each Bank and any current or former officer, director, employee, shareholder or agent of the Agent and each Bank or any of them from any and all claims, losses, damages, response costs, clean-up costs and expenses arising out of or in any way relating to the existence of Hazardous Substances over, beneath, in or upon any real property owned or leased by the Company or any Subsidiary or a breach of the representations, warranties, covenants and agreements set forth in this Agreement, or any violation of any Environmental Laws or any allegations arising out of any violation of any Environmental Laws, including, but not limited to: (a) claims of third parties (including, but not limited to, agencies) for damages, penalties, response costs, clean-up costs, injunctive or other relief; (b) costs and expenses of removal and restoration, including fees of attorneys and experts, and costs of reporting the existence of Hazardous Substances to any governmental body, and (c) any and all expenses or obligations incurred at, before and after any trial or appeal therefrom whether or not taxable as costs, including, without limitation, witness fees deposition costs, copying and telephone charges, other expenses and reasonable attorneys' fees, all of which shall be paid by Company when incurred.

     Section 12.04. SURVIVAL. The obligations of the Borrower under Sections 3.01, 3.05 and 12.03 shall survive the repayment of the Loans and the termination of the Commitments.

     Section 12.05. ASSIGNMENTS; PARTICIPATIONS. This Agreement shall be binding upon, and shall inure to the benefit of, the Borrowers, the Agent, the Banks and their respective successors and assigns, except that neither the Company nor any Eligible Subsidiaries may assign or transfer its rights or obligations hereunder. Each Bank may assign all or any part of any Loan, its Commitment or its interest in any Letters of Credit to another bank or other entity with the consent of the Company in which event the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it were a Bank hereunder. Upon notice to the Agent, but without consent of any Person, each Bank may pledge all or any part of any Loan to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank. Each Bank may sell participations in, all or any part of any Loan, its Commitment or its interest in any Letters of Credit to another bank or other entity, in which event, the participant shall have no rights under the Facility Documents and all amounts payable by any Borrower under Article 3 shall be determined as if such Bank had not sold such participation. Such Bank shall deliver a notice to the Company and the Agent of any such participation which shall set forth the participant and the amount of such participation. The agreement executed by such Bank in favor of the participant shall not give the participant the right to require such Bank to take or omit to take any action hereunder except action directly relating to (i) the extension of a payment date with respect to any portion of the principal of or interest on any amount outstanding hereunder allocated to such participant, (ii) the reduction of the principal amount outstanding hereunder or (iii) the reduction of the rate of interest payable on such amount or any amount of fees payable hereunder to a rate or amount, as the case may be, below that which the participant is entitled to receive under its agreement with such Bank. Such Bank may furnish any information concerning the Borrowers in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants); provided that such Bank shall require any such prospective assignee or such participant (prospective or otherwise) to agree in writing to maintain the confidentiality of such information.

     Section 12.06. NOTICES. Unless the party to be notified otherwise notifies the other party in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be given to the Agent by telephone, confirmed by telex, telecopy, facsimile or other writing, and to the Banks and to the Borrower by ordinary mail, telex or facsimile addressed to such party at its address on the signature page of this Agreement. Notices shall be effective: (a) if given by mail, 72 hours after deposit in the mails with first class postage prepaid, addressed as aforesaid; and (b) if given by telex or facsimile, when the telex or facsimile is transmitted to the telex or facsimile number as aforesaid; provided that notices to the Agent and the Banks shall be effective upon receipt.

     Section 12.07. SETOFF. The Borrowers agree that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of any Borrower at any of such Bank's offices, in Dollars or in any other currency, against any amount payable by the Borrowers to such Bank under this Agreement or such Bank's Note which is not paid when due (regardless of whether such balances are then due to any Borrower), in which case it shall promptly notify the Borrowers and the Agent thereof; provided that such Bank's failure to give such notice shall not affect the validity thereof. Payments by any Borrower hereunder shall be made without setoff or counterclaim.

     Section 12.08. JURISDICTION; IMMUNITIES. (a) The Borrowers hereby irrevocably submit to the jurisdiction of any New York State or United States Federal Court sitting in New York City over any action or proceeding arising out of or relating to this Agreement or the Notes, and the Borrower hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. The Borrowers irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Company at its address specified on the signature pages hereof. The Borrowers agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Borrowers further waive any objection to venue in such state and any objection to an action or proceeding in such state on the basis of forum NON CONVENIENS. The Borrowers further agree that any action or proceeding brought against the Agent shall be brought only in New York State or United States Federal court sitting in New York County. Each of the Borrowers, the Agent and the Banks waive any right they may have to jury trial.
     (b) Nothing in this Section 12.08 shall affect the right of the Agent or any Bank to serve legal process in any other manner permitted by law or affect the right of the Agent or any Bank to bring any action or proceeding against any Borrower or any of its property in the courts of any other jurisdictions.

     (c) To the extent that any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the Notes.

     Section 12.09. JUDGMENT CURRENCY. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder or under any of the Notes in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase dollars with such other currency at the Agent's New York office on the Banking Day preceding that on which final judgment is given. The obligations of each Borrower in respect of any sum due to any Bank or the Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Banking Day following receipt by such Bank or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Bank or the Agent (as the case may be) may in accordance with normal banking procedures purchase Dollars with such other currency; if the amount of Dollars so purchased is less than the sum originally due to such Bank or the Agent, as the case may be, in Dollars, the Borrowers agree, to the fullest extent that they may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Agent, as the case may be, against such deficiency, and if the amount of Dollars so purchased exceeds (a) the sum originally due to any Bank or the Agent, as the case may be, and (b) any amounts shared with other Banks as a result of allocations of such excess as a disproportionate payment to such Bank under Section 10.07, such Bank or the Agent, as the case may be, agrees to remit such excess to the applicable Borrower.

     Section 12.10. CONFIDENTIALITY. The Agent and each Bank shall keep confidential any information provided by any Borrower clearly identified as confidential; PROVIDED that nothing herein shall prevent the Agent or any Bank from disclosing such information (i) to its officers, directors, employees, agents, attorneys and accountants in connection with the entry into and administration of this Agreement and the extensions of credit hereunder, (ii) upon the order of a court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such party,
(iv) which has become publicly available without breach of any agreement among the parties hereto, (v) as necessary for the exercise of any remedy hereunder or under any Note, or (vi) subject to provisions similar to those contained in this Section, to any prospective participant or assignee.

     Section 12.11. TABLE OF CONTENTS: HEADINGS. Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

     Section 12.12. SEVERABILITY. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

     Section 12.13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

     Section 12.14. INTEGRATION. The Facility Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

     Section 12.15. GOVERNING LAW. This Agreement shall be governed by, and interpreted and construed in accordance with, the law of the State of New York.





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                                   59

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                      MacDERMID, INCORPORATED


                                      By   /s/  C. Rice
                                          Name:  Charles D. Rice
                                          Title: Vice President

                                      Address for Notices:

                                      245 Freight Street
                                      Waterbury, Connecticut 06702
                                      Attn:  Corporate Secretary

                                      AGENT:
                                      THE CHASE MANHATTAN BANK, N.A.


                                      By   /s/  A. Neil Sweeney
                                          Name: A. Neil Sweeney
                                          Title: Vice President


                                      Address for Notices:

                                      Gaspare Galante
                                      The Chase Manhattan Bank, N.A.
                                      One Chase Manhattan Plaza
                                      New York, New York  10081

                                      Susan Timmerman
                                      The Chase Manhattan Bank of
                                      Connecticut, N.A.
                                      999 Broad Street
                                      Bridgeport, Connecticut 06604
                                      Telephone: (203) 368-5119
                                      Telefax:   (203) 382-6537

                                      Lucy Dorazio
                                      The Chase Manhattan Bank, N.A.
                                      4 Chase Metrotech
                                      Brooklyn, New York  11245
                                      Telephone:  (718) 242-7945
                                      Telefax:    (718) 242-6900

                                      BANKS:

                                      THE CHASE MANHATTAN BANK, N.A.


                                      By   /s/  A. Neil Sweeney
                                          Name:  A. Neil Sweeney
                                          Title: Vice President


                                      Lending Office for Variable Rate
                                      Loans:

                                      The Chase Manhattan Bank, N.A.
                                      One Chase Manhattan Plaza
                                      New York, New York  10081


                                      Lending Office for Eurocurrency
                                      Loans:

                                      The Chase Manhattan Bank, N.A.
                                      Nassau Branch c/o
                                      Eurocurrency Operations
                                      4 Chase Metrotech Center
                                      Brooklyn, New York  11245

                                      Address for Notices:

                                      Susan Timmerman
                                      The Chase Manhattan Bank of
                                      Connecticut, N.A.
                                      999 Broad Street
                                      Bridgeport, Connecticut 06604
                                      Telephone: (203) 368-5119
                                      Telefax:   (203) 382-6537


                                      Lucy Dorazio
                                      The Chase Manhattan Bank, N.A.
                                      4 Chase Metrotech
                                      Brooklyn, New York  11245
                                      Telephone:  (718) 242-7945
                                      Telefax:    (718) 242-6900

                                      BANK OF BOSTON CONNECTICUT


                                      By   /s/ Donald W. Peters
                                          Name:  Donald W. Peters
                                          Title: Vice President

                                      Lending Office for Variable Rate
                                      Loans:

                                      Bank of Boston Connecticut
                                      81 West Main Street
                                      Waterbury, Connecticut  06702
                                      Attn:  Donald W. Peters
                                      Telephone: (203) 575-3733
                                      Telefax:   (203) 574-7599

                                      Lending Office for Eurocurrency
                                      Loans:

                                      Bank of Boston Connecticut
                                      81 West Main Street
                                      Waterbury, Connecticut  06702
                                      Attn:  Donald W. Peters
                                      Telephone: (203) 575-3733
                                      Telefax:   (203) 574-7599

                                      Address for Notices:

                                      Donald W. Peters, Vice President
                                      Bank of Boston Connecticut
                                      81 West Main Street
                                      Waterbury, Connecticut  06702

                                      Deanna L. Enhorning
                                      Bank of Boston Connecticut
                                      81 West Main Street
                                      Waterbury, Connecticut  06702

                                      SHAWMUT BANK, N.A.


                                      By   /s/  Robert C. Rubino
                                          Name:  Robert Rubino
                                          Title: Vice President


                                      Lending Office for Variable Rate
                                      Loans:

                                      Shawmut Bank, N.A.
                                      1 Federal Street, OF-0324
                                      Boston, Massachusetts 02211
                                      Attn:  Robert Rubino, V.P.
                                      Telephone:  (617) 292-4168



                                      Lending Office for Eurocurrency
                                      Loans:

                                      Shawmut Bank Connecticut, N.A.
                                      1 Federal Street, OF-0324
                                      Boston, Massachusetts 02211
                                      Attn:  Robert Rubino
                                      Telephone:  (617) 292-4168


                                      Address for Notices:
                                      Shawmut Bank Connecticut, N.A.
                                      1 Federal Street, OF-0324
                                      Boston, Massachusetts 02211
                                      Attn:  Robert Rubino

                                      THE BANK OF NEW YORK


                                      By   /s/  Edward J. Moriarty
                                          Name:  Edward J. Moriarty
                                          Title: Vice President


                                      Lending Office for Variable Rate
                                      Loans:

                                      The Bank of New York
                                      123 Main Street, 4th Floor
                                      White Plains, New York  10602
                                      Attn:  Kelly Donohue
                                      Telephone: (914) 421-8048


                                      Lending Office for Eurocurrency
                                      Loans:

                                      The Bank of New York
                                      123 Main Street, 4th Floor
                                      White Plains, New York  10602
                                      Attn:  Kelly Donohue
                                      Telephone: (914) 421-8048


                                      Address for Notices:

                                      Joseph F. Markey, Vice President
                                      BNY Business Center
                                      301 Tresser Blvd.
                                      Stamford, Connecticut 06901


                                      Edward J. Moriarty,
                                        Vice President
                                      The Bank of New York
                                      123 Main Street, 4th Floor
                                      White Plains, New York  10602

                         Exhibit G

Term Loan Amounts


The Chase Manhattan Bank, N.A.:                 $10,000,000

Bank of Boston Connecticut:                     $ 5,000,000

Shawmut Bank, N.A.:                             $ 5,000,000

The Bank of New York:                           $ 5,000,000